Exhibit 4.23

*CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN *.

EUROPE ASSET PURCHASE AGREEMENT

BETWEEN

PHARMACIA AB

AND

CELLTECH PHARMACEUTICALS LTD.

DATED AS OF

SEPTEMBER 2, 2002

i

ARTICLE VIII SURVIVAL		27

8.1.	Survival.	27

ARTICLE IX ADDITIONAL UNDERTAKINGS & RESPONSIBILITIES OF THE PARTIES		27

9.1.	* Supply Agreement.	27
9.2.	Transaction Documents.	27
9.3.	Cooperation.	28
9.4.	Regulatory.	28
9.5.	Non-solicitation; No Hire.	29
9.6.	Commercially Reasonable Efforts.	29
9.7.	Access to Celltech.	30

ARTICLE X GENERAL PROVISIONS		30

10.1.	Entire Agreement.	30
10.2.	Injunctive Relief.	30
10.3.	Modification and Amendment.	30
10.4.	No Waiver.	30
10.5.	Severability.	30
10.6.	Assignment.	30
10.7.	Notices.	31
10.8.	Independent Contractors.	32
10.9.	Additional Documents.	32
10.10.	Counterparts.	32
10.11.	Force Majeure.	32
10.12.	Governing Law; Jurisdiction.	33
10.13.	Accountants Determination of Certain Disputes.	33
10.14.	Third Party Beneficiaries.	33
10.15.	Headings.	33
10.16.	Publicity.	33

Appendixes

I	—	List of Countries Comprising the Territory
II	—	Purchase Price for Samples and Product
III	—	Transition of Customer Contacts; Delivery of Inventory
IV	—	Power of Attorney
V	—	Contact Persons
VI	—	List of Patents
VII	—	List of Trademarks
VIII	—	List of Copyrights

Exhibits

A	—	Product Patent Assignment
B	—	Product Trademark Assignment
C	—	Product Copyright Assignment
D	—	Product Know-How Assignment
E	—	* Supply Agreement Assignment
F	—	Transitional Services
G	—	Distribution Services
H	—	Books and Records

ii

Pharmacia Schedules

6.1(c)	—	Product Data
6.1(d)(ii)	—	Material Contracts
6.1(d)(iii)	—	No Default
6.1(e)(i)	—	Actions
6.1(f)	—	Approvals
6.1(g)	—	Compliance with Laws
6.1(h)(ii)	—	Patents, Trademarks and Licenses
6.1(h)(iii)	—	No Conflict
6.1(i)	—	Product Liability Claims
6.1(j)	—	Regulatory and Product Matters
6.1(j)(i)	—	Product Approvals and Establishment Registrations
6.1(j)(iii)	—	Notices from Drug Regulatory Authorities
6.1(j)(iv)	—	Analogous Forms to Form FDA 483
6.1(j)(v)	—	Reports/Documents Not Filed (including documents relating to manufacturing and testing procedures)
6.1(l)	—	Product Recalls
6.1(m)	—	Title to Assets

iii

EUROPE ASSET PURCHASE AGREEMENT

This Europe Asset Purchase Agreement (the “Agreement”) is entered into as of September 2, 2002 (the “Effective Date”), by Pharmacia AB, a Swedish corporation (“Pharmacia”) and Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”).

WHEREAS, Pharmacia owns and/or controls all rights of manufacturing, distribution and sale with respect to the Product in the Territory (as such terms are defined herein); and

WHEREAS, Celltech is in the business of developing, marketing and distributing pharmaceutical products; and

WHEREAS, Pharmacia and Celltech entered into a letter agreement, dated July 23, 2002 (the “Letter Agreement”), pursuant to which Pharmacia agreed to sell and Celltech agreed to purchase all Pharmacia’s right, title and interest in and to the Product in the Territory; and

WHEREAS, the parties wish to more fully set forth in this Agreement their understanding of the terms and conditions upon which Pharmacia will sell to Celltech and Celltech will purchase from Pharmacia all Pharmacia’s right, title and interest in and to the Product in the Territory;

NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound hereto agree as follows:

ARTICLE I

DEFINITIONS

Act means the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

Action means any claim, dispute, action (including any action seeking injunctive or other equitable relief), arbitration, mediation, litigation, proceeding, suit or governmental investigation, and any appeal therefrom.

Additional Licenses is defined in Section 9.3.

Affiliate means any entity controlling, controlled by or under common control with a party, where “control” shall mean (a) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to elect or appoint a majority of the board of directors or other governing body of such entity, or (b) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever.

Agreement means this agreement, including all appendixes, exhibits, schedules and annexes, as amended and in effect from time to time.

Approval means any clearance, approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

Assets is defined in Section 2.1.

Books and Records means copies of the documents (whether in written, electronically formatted, recorded or encoded form) listed on Exhibit H to the extent such documents relate to the Product and are in the possession or control of Pharmacia or its Affiliates.

Confidential Information of a party means (a) any and all confidential or proprietary information of, or concerning, such party, including but not limited to trade secrets, technologies, know-how, research, discoveries, developments, improvements, techniques, data, methods, processes, instructions, formulas, recipes, drawings, specifications, commercial, financial, and technical information, customer or client lists, supplier lists, proprietary software, programs, procedures, documents, computer information and databases, business plans, budget forecasts, business arrangements, information regarding specific transactions, financial information and estimates, and long-term plans and goals; which information is (b) either marked or otherwise designated as confidential or proprietary or the like or disclosed under circumstances that the information would be understood to be confidential by a reasonable person. The term Confidential Information shall not include information that (i) is deemed in writing by the disclosing party to no longer be Confidential Information; (ii) can be shown by the receiving party’s written records maintained in the ordinary course of business to have been, and was, in the possession of the receiving party without any restriction on use or disclosure prior to its disclosure by the disclosing party; or (iii) is lawfully received by the receiving party from a third party without breach of any obligation of confidentiality. Information that is Derivative of Confidential Information is itself Confidential Information. The terms of this Agreement and the Letter Agreement are hereby deemed Confidential Information.

Contracts is defined in Section 6.1(d)(ii).

Control means with respect to any Intellectual Property, including, without limitation, know-how, possession of the ability to grant access to or a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any third party.

Derivative means any work or item that is based primarily upon a preexisting work or item, such as a revision, new version, modification, translation, localization, abridgment, condensation, expansion, or any other form or medium in which the preexisting work may be recast, transformed, or included in a compilation.

Distribution Fee is defined in Section 3.1(b).

Drug Regulatory Authority means each Governmental Authority that has regulatory authority over the manufacture, development, distribution, marketing, promotion or sale of the Product.

Effective Date is defined in the preamble to this Agreement.

Establishment Registration means each registration of Pharmacia’s facilities that is required by or with any Drug Regulatory Authority or other Governmental Authority in connection with Pharmacia’s manufacture of the Product or the development, distribution, marketing, promotion or sale of the Product.

FCA Pharmacia’s Manufacturing Site in Sweden is defined in Section 4.3(e).

FDA means the United States Food and Drug Administration or any successor entity thereto.

Governmental Authority means with respect to the Territory any national, federal, state, prefectural or local government or governmental or administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel (whether or not such arbitrator or arbitration panel is affiliated with or part of any government) including without limitation each Drug Regulatory Authority.

Indemnification Amounts is defined in Section 7.1.

Indemnified Party is defined in Section 7.3.

Indemnifying Party is defined in Section 7.3.

Indirect Damages is defined in Section 7.3.

Infringement Claim is defined in Section 7.1(a).

Intellectual Property Rights means all intellectual property rights, arising under statutory or common law or by contract or other relationship and whether or not perfected, now existing or hereafter filed, issued or acquired, including: all patents, and patent applications, inventions and technology; all rights associated with works of authorship, including copyrights and mask work rights; all Marks; all know-how, all trade secrets; and all other proprietary rights relating to intangible property.

Inventory means any and all Product in finished package form in Pharmacia’s or its Affiliates’ possession with a labeled expiration date that is more than eighteen (18) months after the Effective Date and for which Pharmacia or one of its Affiliates has not recorded a sale to a third party on or before the Effective Date.

Labeling means (i) everything used in connection with the packaging, marketing, promotion and sale of the Product that constitutes labeling pursuant to regulations issued by a Drug Regulatory Authority and each other Governmental Authority including without limitation all labels, package inserts, carton imprints and samples used in connection with the distribution, marketing, promotion and sale of the Product and (ii) all Product Marketing Materials.

Labeling Claim is defined in Section 7.1(a).

Law means any law, statute, rule, regulation, ordinance, mandatory standard, requirement, ruling or order promulgated by any Governmental Authority or any code of practice applicable to the marketing or sale of the Product.

Letter Agreement is defined in the recitals of this Agreement.

LIBOR means the London Interbank Offered Rate.

Mark means any name, logo, trademark, service mark, trade dress, slogan, domain name, URL or other proprietary marking, whether or not registered.

Net Sales means for purposes of calculating the amounts to be remitted to Celltech pursuant to Section 3.1, the gross sales prices received by Pharmacia on behalf of Celltech from sales of the Product not including Product Samples sold to independent third parties (including licensees) after the Effective Date in each country in the Territory, after in each case, deduction of the following items paid by Pharmacia or its Affiliates, as appropriate, during such period with respect to sales of the Product in such country during such period:

(a) trade and quantity discounts or rebates actually taken and allowed, including discounts or rebates to governmental or managed care organizations or general purchasing organizations;

(b) credits or allowances or chargebacks given or made for rejection or return of previously sold Product;

(c) any tax, tariff, duty or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of the Product and borne by Pharmacia as distributor for Celltech without reimbursement from any third party; and

(d) any charges for freight or for insurance, borne by Pharmacia as distributor for Celltech and invoiced by a third party.

All of the foregoing deductions from the gross sales prices of Product shall be determined in accordance with generally accepted accounting principles as in effect from time to time in the U.S. (“GAAP”).

Option Agreement means the Option Agreement between Pharmacia and Celltech dated as of July 23, 2002.

Person means any individual, general or limited partnership, corporation, limited liability company, association, business trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature.

Pharmacia Marketing Materials means those materials provided by Pharmacia to Celltech to be used by Celltech in its marketing efforts in the Territory in respect of the Product.

Pharmacia Other Proprietary Rights means all Intellectual Property Rights of Pharmacia that are used by Pharmacia in connection with the manufacture, development, distribution, marketing, promotion or sale of the Product and are not Product Intellectual Property Rights.

Product means the pharmaceutical product sold under the brand name Dipentum® and containing the active ingredient olsalazine, including all formulations and presentations thereof.

Product Approvals means those Approvals required by any applicable Law, Drug Regulatory Authority or Governmental Authority for the development, manufacture, importation, distribution, promotion, pricing, marketing or sale of the Product in the Territory (or any part of it).

Product Copyrights means all those copyrights, registered and unregistered, and all applications therefor, owned by or licensed to Pharmacia or any of its Affiliates and used by Pharmacia or any of its Affiliates prior to the Effective Date primarily in connection with the Product in the Territory (or any part of it), including without limitation those registered copyrights listed on Appendix VIII to this Agreement, if any.

Product Data is defined in Section 6.1(c).

Product Intellectual Property Rights means (i) the Product Trademarks, (ii) the Product Know-How, (iii) the Product Copyrights and (iv) the Product Patents.

Product Know-How means all Confidential Information and all such things as would be contained within such defined term but for the fact that they are not confidential, including to the extent contained in any Product Approval owned by or licensed to Pharmacia or any of its Affiliates, that are necessary for the manufacture of the Product and/or used by Pharmacia or any of its Affiliates prior to the Effective Date primarily in connection with the Product in the Territory (or any part of it).

Product Marketing Materials means those materials developed by Celltech in order to market and promote the Product in the Territory, and which may include photographs, illustrations, films and videotapes and other promotional materials, including electronic or computer-readable versions of the foregoing.

Product Patents means the patents and patent applications owned by or licensed to Pharmacia or any of its Affiliates and necessary for the manufacture of the Product and/or used by Pharmacia or any of its Affiliates prior to the Effective Date primarily in connection with the Product in the Territory (or any part of it), including those set forth in Appendix VI hereto, and any continuations, continuations-in-part, reissues, divisions, or extensions or the like.

Product Proprietary Rights means the Product Intellectual Property Rights, the Specifications and the Confidential Information of Pharmacia, insofar as such Pharmacia Confidential Information relates to the foregoing.

Product Samples means those packaged, labeled units of Product sold to Celltech for distribution to physicians in connection with the marketing and promotion of the Product in the Territory.

Product Trademarks means the trademarks, registered and unregistered, and all applications therefor and goodwill associated with such trademarks and applications, owned by or licensed to Pharmacia or any of its Affiliates and used by Pharmacia or any of its Affiliates prior to the Effective Date hereof primarily in connection with the Product in the Territory (or any part of it) including those Trademarks listed on Appendix VII hereto.

Purchase Price is defined in Section 2.2.

Reportable Event means any information concerning an event which is required to be reported to a Drug Regulatory Authority under applicable Law in the Territory.

SEK means Swedish Krona or Kroner, as applicable.

Specifications means the specifications for each presentation of the Product that have been developed by Pharmacia, as such Specifications may be modified by Pharmacia from time to time, provided, that such Specifications shall at all times comply with the relevant regulations of each Drug Regulatory Authority or other Governmental Authority with jurisdiction thereover.

SKU means a single stock keeping unit of the Product.

* Supply Agreement is defined in Section 6.1(d)(i).

Supply Period is defined in Section 4.6.

Territory means the countries listed on Appendix I hereto.

Transaction Documents means this Agreement and each other document and instrument executed or to be executed in connection herewith.

Transitional Services means the services set forth in Exhibit F.

URL means Uniform Resource Locator.

ARTICLE II

PURCHASE, SALE AND LICENSE

2.1. Purchase and Sale. (a) Subject to all of the terms and conditions of this Agreement, Pharmacia agrees to sell or to cause its Affiliates to sell to Celltech or its Affiliates and Celltech agrees to purchase or to cause its Affiliates to purchase from Pharmacia all of

Pharmacia’s right, title, and interest in and to the Product, including without limitation the Product Proprietary Rights, the Books and Records, the Product Approvals, the Product Samples manufactured for the Territory and the Inventory but not including any accounts receivable, in the Territory (the “Assets”), free and clear of any and all liens, security interests, and encumbrances of any kind.

(b) Except as expressly set forth in this Agreement, neither party shall assume, nor will it be obligated to pay, satisfy, honor, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any other Transaction Document, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities or obligations of the other party.

(c) The acquisition of the Assets in each country in the Territory shall be consummated on or as soon as possible after the Effective Date. In particular, Pharmacia shall cause its Affiliates in each country in the Territory to sell the Inventory and the Product Samples to Celltech and Celltech shall purchase the same not later than ten (10) business days after Celltech shall have received from Pharmacia or its Affiliates a written confirmation of the amount and type of Inventory and the amount of Product Samples and a corresponding invoice in each country in the Territory. Celltech shall remit payment for the Inventory and Product Samples within five (5) business days of receipt thereof. The purchase price for such Inventory shall be calculated using a price which is not substantially different than the price by SKU for each country indicated in Section III of Appendix II multiplied by the number of units of Inventory to be transferred and shall be payable in Euros as set forth in Section III of Appendix II. The purchase price for the Product Samples is set forth in Appendix II. After the purchase of such Inventory by Celltech, Celltech shall arrange for insurance coverage in its name for any such Inventory in those countries in which Pharmacia continues to warehouse such Inventory pursuant to the provisions of Section 3.1.

2.2. Purchase Price. (a) The aggregate purchase price for the Assets other than the Inventory (which shall be purchased at prices which are not substantially different than the prices set forth in Section III of Appendix II as provided in Section 2.1(c)) shall be Twenty Million U.S. Dollars (U.S. $20,000,000) (the “Purchase Price”), such purchase price to be non-refundable and payable by wire transfer to Pharmacia as follows:

*

provided, however, that an amount reflecting the difference in price for each SKU of the Product paid by Celltech for the purchase of the Inventory pursuant to Section 2.1(c) as compared to the supply price for purchase orders lodged under Article IV as set forth in Section II of Appendix II, multiplied by the number of units of Inventory of each such SKU, shall be credited against the first installment of the Purchase Price due after the sale and purchase of the Inventory pursuant to Section 2.1(c) and shall be payable in U.S. dollars after conversion of the amounts specified in Euros or SEK on the date the Inventory is received by Celltech pursuant to Section 2.1(c) using the applicable exchange rate for converting such local currency to the Euro as published by Reuters (or any other source agreed in writing by the parties) using the average monthly rate of exchange calculated from the mid-point of the selling and buying rate for each day in the applicable month.

(b) Pharmacia or its respective Affiliates shall remit to Celltech within twenty (20) days of the close of each month, an amount equal to the Net Sales of Product in such month made by Pharmacia as distributor of Celltech pursuant to Section 3.1 less the Distribution Fee and any out-of-pocket expenses incurred by Pharmacia and to be reimbursed by Celltech pursuant to the provisions of Section 3.1. Such payment shall be made in Euros after conversion of any amounts in local currency using the applicable exchange rate for converting such local currency to the Euro as published by Reuters (or any other source agreed in writing by the parties) using the average monthly rate of exchange calculated from the mid-point of the selling and buying rate for each day in the applicable month.

(c) Upon Celltech’s reasonable request and prior notice, Pharmacia will give Celltech access during normal business hours to all information in respect of the calculation of Net Sales and the payment due to Pharmacia in accordance with Sections 2.1(a) and 2.2(b) for a particular country in the Territory pursuant to this Agreement. In the event Celltech and Pharmacia fail to agree as to the determination of the Net Sales and/or such payment amount, either party may elect to invoke the accountants review and arbitration provisions of Section 10.13.

2.3. Transfer of the Assets. Pharmacia will execute and deliver to Celltech such documents as Celltech shall reasonably deem to be necessary to effectuate the sale, assignment and transfer to Celltech of the Assets in each country in the Territory, including: (i) Product Patent assignments, Product Trademark assignments, Product Copyright assignments and Product Know-How assignments in the forms set forth on Exhibits A, B, C and D, respectively, with such changes thereto as may be required for use in each country in the Territory; and (ii) the form for assignment of the * Supply Agreement in respect of the Territory set forth as Exhibit E. The parties shall also execute and deliver such separate additional agreements as shall be required by the Law of the individual countries within the Territory in order to consummate this Agreement in each such country, which such separate additional agreements shall be governed by local law (e.g., French law in the case of France and Belgium and Italian law in the case of Italy), where the applicable Law so requires.

2.4. Exclusivity. Until *, Pharmacia shall not directly or indirectly, either alone or in participation with any other Person, engage in or be involved with distributing, marketing, promoting or selling the Product or any other pharmaceutical product containing olsalazine as an active ingredient within the Territory, except (x) such sales of Product as are made by Pharmacia after the Effective Date as distributor of Celltech as contemplated by Section 3.1 and (y) sales of Product made by Pharmacia and its Affiliates in response to customer orders during the period immediately following the Effective Date and before the sale of Inventory pursuant to Section 2.1(c). Pharmacia acknowledges that the duration of the restrictions in this Section 2.4 is reasonable given the nature of the Assets being sold pursuant hereto. In the event that the restriction contained in this Section 2.4 is deemed to be unreasonable in any respect by a court, it shall be reduced, not eliminated, in such manner as the court determines is reasonable.

2.5. License. (a) Subject to the terms and conditions of this Agreement, Pharmacia hereby grants Celltech, its Affiliates and sublicensees a perpetual, royalty-free, non-exclusive, transferable right and license to use, in the Territory the Pharmacia Other Proprietary

Rights in connection with the development, manufacture, distribution, marketing, promotion and sale of the Product in the Territory.

(b) From and after the Effective Date, Pharmacia shall have no right to make changes to the formulation of the Product for the Territory without the prior written consent of Celltech.

2.6. Reservation of Rights. Pharmacia reserves all rights under the Pharmacia Other Proprietary Rights in the Territory that are not explicitly granted hereunder or under the other Transaction Documents. Nothing contained in this Agreement shall be deemed to grant, either directly or by implication, estoppel or otherwise, any right or license under the Pharmacia Other Proprietary Rights, other than or in addition to the licenses and rights expressly set forth herein or therein. In addition, to the extent Celltech or Pharmacia has been or will be granted in connection with this Agreement access to Confidential Information or material of the other party that does not relate to the Product, Celltech and Pharmacia acknowledge and agree that such Confidential Information and materials shall remain the exclusive property of Pharmacia or Celltech, as the case may be, and the other party shall have no rights thereto for any purpose.

2.7. Transitional Services. (a) Until such time as the Product Approvals are transferred from Pharmacia to Celltech in a particular country in the Territory, or if later until the date six months after the Effective Date, Pharmacia agrees to provide to Celltech for each such country the Transitional Services set forth on Exhibit F.

(b) Celltech shall reimburse Pharmacia for its out-of-pocket and reasonable direct personnel costs incurred in connection with the Transitional Services set forth in Exhibit F. For purposes of this Agreement “reasonable direct personnel costs” means costs incurred by Pharmacia which are attributable to supervisory services, scientific, technical and other consulting services and training services and which are allocated to personnel involved in providing the Transitional Services outlined in Exhibit F.

(i) Pharmacia shall invoice Celltech monthly for all amounts due to Pharmacia pursuant to this Section 2.7, and Celltech shall pay such invoices by the later of fifteen (15) days after receipt and thirty (30) days after the invoice date.

(ii) Upon Celltech’s request and subject to Section 9.7, Pharmacia will give Celltech access to all information in respect of the Transitional Services for which Celltech is reimbursing Pharmacia, pursuant to this Section 2.7.

(iii) In the event Celltech disputes any charges invoiced by Pharmacia, Celltech shall deliver a written statement describing the dispute to Pharmacia within forty-five (45) days following receipt of the disputed invoice. The statement shall provide a reasonably detailed description of the disputed items. In the event Celltech and Pharmacia fail to resolve the disputed charges, Celltech may elect to invoke the accountants review and arbitration provisions of Section 10.13 of this Agreement.

2.8.	Value Added Tax. (a) All consideration due hereunder is exclusive of value added taxes (“VAT”) chargeable in respect thereof.

(b) Where VAT is properly chargeable, it shall be calculated by reference to the value of the consideration, however expressed. If a supply or service is for a consideration not consisting (or not wholly consisting) of money, its value is to be taken to be such amount in money as is equivalent to the consideration.

(c) In addition to VAT on the consideration payable under this Agreement, each party will pay any VAT chargeable in respect of any taxable supply made or to be made to the other party under any of the terms of or in connection with this Agreement, on production of a valid tax invoice, to the party making the payment of VAT to the VAT authorities.

(d) In the event that any VAT adjustments are necessary to give effect to the provisions of this Agreement, then the parties agree to promptly take such action as is appropriate (including the issuance of VAT credit notes).

(e) In the case where under local VAT legislation, at, or immediately after, the consummation of the transactions contemplated by this Agreement, Pharmacia is obligated to transfer to Celltech any originals of Books and Records for value added tax purposes, such Books and Records must be preserved by Celltech for a period of not less than ten (10) years from the Effective Date and, upon reasonable notice during normal business hours, Celltech shall make such Books and Records available to Pharmacia of its agents.

ARTICLE III

DISTRIBUTION, PROMOTION AND MARKETING

3.1. Distribution Services. (a) At the request of Celltech and where legally permissible with respect to a particular country in the Territory, for the period of time between the Effective Date and the date on which Celltech has made alternative arrangements for the distribution of the Product in such country, the respective Pharmacia Affiliate in each such country shall perform on behalf of Celltech the distribution services set forth in Exhibit G. The content and scope of such distribution services shall be equivalent to the content and scope of the same activities as performed by Pharmacia or its Affiliates prior to the Effective Date. In particular, Pharmacia shall remit to Celltech on a monthly basis the amount of Net Sales in the relevant country less the amounts indicated in subparagraph (b) below. The parties shall cooperate to ensure that the Product Approvals are transferred to Celltech or its designee in each country as soon as possible after the Effective Date. Celltech shall make alternative arrangements for such distribution services in each such country as soon as possible after obtaining the requisite Product Approvals in each such country. Without limiting the foregoing, the parties agree that the obtaining of Product Approvals and the continuation of the distribution arrangement outlined in this Section 3.1 and Exhibit G hereto may continue at least until * in the case of Austria and Switzerland and * in the case of Italy.

(b) In consideration for the performance of the distribution services described in subparagraph (a) above, Celltech shall pay each such Pharmacia Affiliate performing such services a monthly distribution fee in Euros * (the “Distribution Fee”) in the respective country in which such distribution services are being performed by such Pharmacia

Affiliate. In addition, Celltech shall reimburse each such Pharmacia Affiliate for all reasonable out-of-pocket expenses incurred in connection with the performance of the distribution services.

(c) The Distribution Fee, together with any amount in reimbursement of out-of-pocket expenses, shall be paid to the respective Pharmacia Affiliate monthly on the date on which such Pharmacia Affiliate remits to Celltech the amount of Net Sales of the Product in the respective country for a particular month. Celltech hereby authorizes each such Pharmacia Affiliate to deduct and retain an amount equal to the Distribution Fee and such out-of-pocket expenses prior to the remittance of Net Sales to Celltech in a given month in satisfaction of such payment obligation of Celltech. In the event Celltech and Pharmacia fail to resolve any dispute about an amount to be paid or reimbursed pursuant to this Section 3.1, either party may elect to invoke the accountants review and arbitration provisions of Section 10.13.

3.2. Pharmacia Marketing Materials. Pharmacia shall provide Celltech with the Pharmacia Marketing Materials that Pharmacia is using as of Effective Date or has used prior to the Effective Date hereof (to the extent in its possession) to market and promote the Product in the Territory. Celltech may use such Pharmacia Marketing Materials in its marketing and promotion efforts in the Territory notwithstanding that Pharmacia may at such time be the distributor of the Product. Subject to the terms and conditions of this Agreement, Pharmacia grants to Celltech and its sub-distributors and resellers the right to copy and otherwise use Pharmacia Marketing Materials solely as such relate to the Product for the purpose of marketing and promoting the Product in the Territory.

3.3. Product Marketing Materials. (a) At its own cost and expense, Celltech may design, develop and otherwise produce its own Product Marketing Materials as it believes appropriate to market and promote the Product in the Territory, provided that such Product Marketing Materials shall not contain any Pharmacia Marks that are not Product Trademarks. Celltech shall be responsible for assuring that all such Product Marketing Materials are in compliance with applicable Law.

(b) From and after the transfer to Celltech of the requisite Product Approvals with respect to a country in the Territory, Celltech shall be the designated contact with the Drug Regulatory Authority in such country regarding Product Labeling and/or Product Marketing Materials. For a period of six (6) months after the transfer to Celltech of the requisite Product Approvals with respect to a country in the Territory, Celltech may, consistent with applicable Law, request Pharmacia’s assistance in such country, and Pharmacia will cooperate at Celltech’s expense to the extent reasonably necessary to address any such issues in connection with Product Labeling and/or Product Marketing Materials. In furtherance of the foregoing, Pharmacia will refer to Celltech all inquiries from such Drug Regulatory Authority and each other Governmental Authority for such country in the Territory with respect to Labeling and/or Product Marketing Materials for the Product it receives after Celltech has obtained the requisite Product Approvals. With respect to such inquiries that relate to periods prior to such time, Celltech shall inform Pharmacia of the outcome of any interaction with such Drug Regulatory Authorities and each such other Governmental Authorities in the Territory with respect to such inquiries and provide Pharmacia with copies of any correspondence.

(c) Pharmacia agrees that all Product Marketing Materials developed by Celltech pursuant to this Section 3.3 and any Derivatives thereof (including all copies but excluding any such materials containing Pharmacia’s Marks that are not Product Trademarks), and all rights therein (including, but not limited to all Intellectual Property Rights) are and shall be the exclusive property of Celltech. Pharmacia shall and hereby does assign, set over and transfer to Celltech all of Pharmacia’s right, title and interest, if any, in and to such Product Marketing Materials (and all Derivatives thereof).

3.4. Trademarks. Except as otherwise provided herein or in the other Transaction Documents, neither party shall use any Marks of the other party without the prior written consent of the other party.

3.5. License Restrictions. Pharmacia grants Celltech no title or interest in any Pharmacia Marketing Materials under this Agreement, other than the licenses set forth in Sections 2.5(a) and 3.2. Celltech shall not, without Pharmacia’s prior written consent (which consent shall not be unreasonably withheld or delayed) (i) use any Product Trademark in the Territory in any manner as could cause a reasonable person to infer that Celltech has an affiliation with Pharmacia other than as set forth in this Agreement; or (ii) use any Product Trademarks in the Territory in a way that implies Celltech is an agent, franchisee, representative or branch of Pharmacia.

3.6. Expenses. Each party shall bear all costs and expenses relating to the performance of its obligations hereunder, unless otherwise specified herein.

3.7. Performance of Obligations. (a) All activities performed by a party hereto shall be performed in compliance with all applicable Laws in existence at such time.

(b) Neither party shall make any representations that expand the other’s obligations and/or liability under this Agreement (including without limitation, warranty obligations associated with sale of the Product), nor shall either party incur any liabilities, obligations or commitments on behalf of the other.

3.8. Labeling. (a) Pharmacia shall remain and be liable for all Indemnification Amounts that shall arise based on (i) Labeling used by Pharmacia in each country in the Territory prior to the Effective Date with respect to such country and (ii) the compliance as of the Effective Date of all Labeling on Products included among the Assets transferred to Celltech.

(b) Celltech shall be liable for all Indemnification Amounts that arise based on (i) changes in applicable Law after the Effective Date in respect of each country in the Territory that cause the Labeling on Inventory included among the Assets transferred to Celltech to be out of compliance with such applicable Law and (ii) all Labeling produced by Celltech or used on Products sold in each country in the Territory after the Effective Date in respect of such country.

(c) Celltech may alter any aspect of Labeling on Products delivered by Pharmacia to Celltech as Inventory, including without limitation the style, form and content (pictorial as well as copy), as necessary to bring such Inventory into compliance with applicable Law as in effect on the Effective Date. All documented costs incurred by Celltech in connection with alterations legally required and relating to the transfer of Product Approvals to Celltech shall be borne by Pharmacia. All other costs relating to Labeling changes shall be borne by Celltech. To the extent alterations are made to both bring such Product’s Labeling into compliance with any applicable Law and to accommodate changes made by Celltech that are not mandated by applicable Law, the costs of such dual-purpose alterations shall be borne equally by Pharmacia and Celltech.

3.9. Recall. (a) A Product recall in the Territory may be initiated during the Supply Period, only pursuant to an order from a Drug Regulatory Authority or in cases where the Product does not conform to the Specifications, violates a requirement of any Drug Regulatory Authority or other provision of applicable Law, is unsafe or dangerous or may harm users of the Product, upon the unilateral determination of Pharmacia or Celltech. In the event of such a recall, (i) Celltech and Pharmacia shall agree on the details of how the recall is to be conducted and (ii) Celltech shall be responsible for contacting its customers, issuing the recall instructions and managing the logistics to accomplish the recall in the Territory. In the event of a recall of Products sold by Pharmacia in the Territory before the Effective Date, Pharmacia will promptly (but in no event later than forty-eight (48) hours after Pharmacia is notified of the recall) provide to Celltech a record of all customers to whom Product was shipped including the lot number, date shipped, and quantity. If so requested by Pharmacia, Celltech shall cooperate and work with Pharmacia to effect the recall of such Products sold by Pharmacia. Celltech’s duties hereunder shall not in any way limit its rights and remedies against responsible parties, including Pharmacia, as provided in this Agreement.

(b) Subject to Section 3.9(c) below, in the event that a Product manufactured by Pharmacia is recalled by reason of the failure of all or any part of such Product to meet the Specifications, any requirement of a Drug Regulatory Authority or any other requirement of applicable Law, or because such Product is unsafe, dangerous or may harm users of such Product, and which failure or defect has not been caused by acts or omissions of Celltech, Pharmacia shall reimburse Celltech for all Celltech’s out-of-pocket costs and expenses of such recall (including, without limitation, the cost of notifying Celltech’s or Pharmacia’s customers and costs associated with shipment and replacement of any recalled Product as well as replacement of any Inventory sold by Pharmacia to Celltech).

(c) In the event that Product is recalled for any other reason, including without limitation, as a result of an act or omission or an event attributable to Celltech, its agents or its contractors (including tampering, alteration, storage or handling of Product in a manner contrary to regulatory requirements), then Celltech shall bear all costs and expenses of such recall, including, without limitation, the cost of replacement of any Inventory in the possession of Celltech at the time of the recall.

(d) Pharmacia will reimburse Celltech for documented amounts to be reimbursed to Celltech pursuant to this Section 3.9 within thirty (30) days of being invoiced therefor by Celltech.

3.10. Product Returns. (a) Except as otherwise provided in this Agreement, Celltech will be responsible to coordinate all Product returns within the Territory after the Effective Date. Pharmacia will reimburse Celltech in accordance with Pharmacia’s standard return policy in connection with the acceptance and processing of (i) those returns of the Product manufactured by Pharmacia, by whomsoever sold, made by reason of the failure of all or part of the Product to meet the Specifications, any requirement of a Drug Regulatory Authority or any other requirement of applicable Law or because the Product is unsafe, dangerous or may harm users of the Product and (ii) those Products sold by Pharmacia and returned to Celltech for any reason (including the reasons specified in clause (i) above). Notwithstanding the foregoing, in the event that after the Effective Date Pharmacia or one of its Affiliates processes a Product return and credits a customer for such return of a Product sold by Celltech, Celltech shall reimburse Pharmacia for such return.

(b) Pharmacia will reimburse Celltech for amounts to be reimbursed to Celltech pursuant to Section 3.10(a) within thirty (30) days of being invoiced therefor by Celltech.

(c) Before any reimbursements are allowed against returned Product as contemplated above, Pharmacia must be given within thirty (30) days of the date the Product is returned all information reasonably requested pursuant to paragraph (d) below, and if requested by Pharmacia the returned Products must have been delivered to Pharmacia’s designated facility.

(d) Upon Pharmacia’s request, Celltech will give Pharmacia access to all information in respect of returned Product in Celltech’s possession for which Pharmacia is reimbursing Celltech pursuant to Section 3.10(a) hereof including without limitation all invoices, debit notes, and shipping notes.

(e) In the event Celltech and Pharmacia fail to resolve any dispute about an amount to be reimbursed pursuant to this Section 3.10, either party may elect to invoke the accountants review and arbitration provisions of Section 10.13.

ARTICLE IV

PRODUCT SUPPLY

4.1. Initial Purchase Order and Purchase of Inventory. Prior to the Effective Date, Celltech has provided Pharmacia with a purchase order for *. In addition, Pharmacia shall deliver or cause its Affiliates to deliver the Inventory and Product Samples purchased by Celltech pursuant to Section 2.1 and located at each Pharmacia site listed on Appendix III hereto to Celltech’s sites listed on such Appendix III. Such deliveries shall be made FCA each such Pharmacia facility as FCA is defined in Incoterms 2000 except that the qualifications to such term provided in clauses (i) and (ii) of Section 4.3(e) shall apply mutatis mutandis to reflect the different locations of Pharmacia’s shipping facilities and Celltech’s receiving facilities. Celltech shall be solely responsible for any insurance covering the goods for all times from and after the time when Pharmacia shall have loaded the goods on the carrier at Pharmacia’s shipping facility or, in the case of Inventory or Product Samples that remain at the same location, from the date of invoice by Pharmacia.

4.2. Celltech Product Projections. Celltech will provide Pharmacia with * rolling projections of anticipated requirements of Product by SKU, including Product Sample requirements, to assist Pharmacia to adequately anticipate and meet Celltech’s requirements for each country in the Territory. The first forecast for *, has been provided to Pharmacia by Celltech prior to the Effective Date. Subsequent forecasts for a particular country will be provided * commencing on *. The projections shall be based upon Celltech’s reasonable business judgment; provided that Celltech shall always be obligated to purchase the amount forecast for * in each such rolling projection.

4.3. Purchase Orders. (a) Except for the initial purchase order described in Section 4.1, Celltech shall place firm orders for the Product and Product Samples * commencing *. Celltech may place additional firm orders for the Product and Product Samples from time to time *. Orders of Product Samples must be for such number of Product Samples as Celltech shall specify within the limits specified in Section 4.3(d).

(b) All orders for the Product and/or Product Samples must be in writing specifying the Product SKU (based on the SKUs set forth in Section II of Appendix II), quantity of Product, delivery date (which delivery date shall not be less than ninety (90) days after the date such purchase order is delivered to Pharmacia) and delivery location (which may be one and only one facility of Celltech in the United Kingdom).

(c) All Products and Product Samples delivered hereunder shall be delivered to Celltech in finished packs containing all Labeling.

(d) Purchase orders that comply with this Section 4.3 shall be binding on both parties provided that Pharmacia shall be under no obligation to accept any purchase order received from Celltech if the quantity of the Product ordered in any * will exceed by more than * the quantity of the Product or the Product Samples most recently forecast by Celltech * pursuant to Section 4.2; provided, however, that notwithstanding the foregoing, Pharmacia must in all events use commercially reasonable efforts to accept and fill all orders for additional Product and Product Samples received from Celltech.

(e) Except as provided in Sections 2.1 and 4.1 with respect to the Inventory and Product Samples to be transferred to Celltech from Pharmacia’s in-country distribution locations listed on Appendix III and except with respect to the Inventory and Product Samples Pharmacia continues to warehouse pursuant to the provisions of Section 3.1, all units of Product sold hereunder shall be delivered to Celltech FCA Pharmacia’s manufacturing site in Sweden as “FCA” is defined in Incoterms 2000 except that (i) Pharmacia shall be responsible to arrange the shipment of the Product to Dunstable, England or such other facility located in the United Kingdom as specified in the applicable purchase order conforming to this Section 4.3 and to pay the freight costs of such shipment charged by the shipping company and (ii) Celltech shall reimburse Pharmacia for all such costs of freight from Pharmacia’s manufacturing site in Sweden to the destination specified in the applicable purchase order conforming to this Section 4.3 within thirty (30) days of receipt by Celltech of Pharmacia’s invoices itemizing the costs of shipment (such delivery, “FCA Pharmacia’s Manufacturing Site in Sweden”). Celltech shall be solely responsible for any insurance covering the goods for all times from and after the time when Pharmacia shall have loaded the goods on the carrier.

(f) Pharmacia shall invoice Celltech for all Product and Product Samples purchased, including those purchased pursuant to the initial orders made pursuant to Section 4.1, promptly following the relevant FCA delivery of each shipment of Product to Celltech.

(g) Pharmacia will provide Celltech with all certificates, analysis results and other documents, reports and information so required to be provided pursuant to and in accordance with the terms of applicable Law.

(h) All contrary, inconsistent or additional provisions, terms and conditions of any purchase order, sales or order acknowledgment, invoice or other standard business form of either party (a “Form”) are superseded by this Agreement and shall be disregarded and have no force or effect. If a Form purports to be conditioned in any manner on agreement to and/or acceptance of any provisions, terms and conditions other than those set forth herein, then such provisions, terms and conditions are hereby waived.

4.4. Purchase Price for Supply of Product. (a) The purchase price per packaged SKU of Product for each country in the Territory shall be as specified in Section II of Appendix II.

(b) The purchase price for Product Samples shall be as set forth in Section I of Appendix II.

(c) Pharmacia shall have the right to revise the prices provided in Appendix II annually beginning in * to reflect any increases in the cost of goods sold to Celltech provided that in no event shall any such price increase exceed Sweden’s underlying Consumer Price Index for the * in which the last price increase was implemented by Pharmacia, or in the case of the first price increase permissible in *, for the *.

4.5. Payment for Supply of Product. (a) Except with respect to payment for the Inventory and Product Samples (which shall be made in accordance with Section 2.1), payment for Products and Product Samples delivered pursuant to Sections 4.1 and 4.3 shall be made by Celltech to Pharmacia within thirty (30) calendar days of the date of Pharmacia’s invoice for such Products and Product Samples. If Celltech disagrees, for any reason, with the amount of any invoice submitted to it by Pharmacia pursuant to Sections 4.3(e) and 4.3(f), based on factors that can be determined from the face of the invoice (e.g., count, price, etc.), Celltech shall notify Pharmacia of the amount and nature of the disagreement within thirty (30) calendar days following receipt of such invoice. Thereafter, the parties shall promptly attempt to resolve their differences and, if they do not resolve their differences, may elect to invoke the accountants review and arbitration provisions of Section 10.13.

(b) All amounts due to Pharmacia for Inventory and Product Samples delivered to Celltech under Section 2.1 of this Agreement and the amount of Net Sales due to Celltech as provided in Section 2.2(b) shall be stated and payable in Euros. The Purchase Price adjustment provided by Section 2.2(a) shall be stated and payable in U.S. dollars. All other amounts due to Pharmacia for Product delivered to Celltech under Article IV of this Agreement shall be stated and payable in SEK.

(c) All amounts due to Pharmacia from Celltech under this Agreement are: (i) payable by wire transfer of immediately available funds to an account identified in writing by Pharmacia at least two (2) days prior to the date such payment is due, unless otherwise requested by Pharmacia in writing; and (ii) exclude all applicable taxes.

4.6. Supply Period. Pharmacia shall supply Product to Celltech pursuant to this Agreement from * (the “Supply Period”).

4.7. Late Payment. Any payment under this Article IV not made when due shall be subject to interest at the average one-month LIBOR during the period of delay, as published by the British Bankers Association, plus two percent (2%).

ARTICLE V

PROPRIETARY RIGHTS; CONFIDENTIALITY

5.1. Preservation of Pharmacia Intellectual Property Rights. Subject to the terms and conditions of this Agreement, unless otherwise expressly agreed to in writing by Pharmacia or pursuant to the other Transaction Documents, Celltech shall not, at any time, apply in its own name (or the name of any of its Affiliates) for copyright, trademark, or patent protection in the Pharmacia Other Proprietary Rights, file any document with any governmental agency that would affect adversely Pharmacia’s ownership thereof, or aid or abet anyone else in doing so.

5.2. Protection of Product Proprietary Rights.

(a) Notice. If either party becomes aware of any infringement of the Product Proprietary Rights within the Territory or any activities that it believes may infringe Pharmacia’s or Celltech’s rights in the Product Proprietary Rights within the Territory, such party shall notify the other party promptly but not later than five (5) days after becoming aware of such infringement or activity.

(b) Enforcement Actions.

(i) Celltech shall have the sole right (but not the obligation) to take the steps it deems appropriate to remove any infringement or alleged infringement within the Territory of Product Proprietary Rights, including, without limitation, by initiation, prosecution and control, at its own expense, of any suit, proceeding or other legal action by counsel of its own choice.

(ii) If Celltech brings any suit, action or proceeding under this Section 5.2(b), Pharmacia agrees at Celltech’s cost and expense to be joined as party plaintiff if necessary to prosecute the action or proceeding and to give the first party reasonable assistance and authority to file and prosecute the suit; provided, however, that neither party shall be required to transfer any right, title or interest in or to any property to the other party or any other Person to confer standing on such party or other Person.

(iii) Any damages or other monetary awards recovered pursuant to any suit, proceeding or other legal action taken under this Section 5.2(b) shall be allocated first to Celltech’s costs and expenses incurred in bringing suit and then the expenses, if any, of the other party. The balance of any recovery shall be distributed 100 percent (100%) to the party bringing suit.

(iv) Celltech shall have no right pursuant to this Agreement to remove any infringement or alleged infringement or take any other action pursuant to Section 5.2(b) (i) to the extent such infringement or alleged infringement relates to the Pharmacia Other Proprietary Rights or (ii) in countries outside the Territory.

(c) Third Party Infringement Claims. If any notice of infringement by Pharmacia or Celltech is received by, or an infringement Action is initiated against, either party with respect to the Product in the Territory, the parties shall consult in good faith regarding the best response, but Celltech shall have the first option to defend such a claim as provided in Article VII below (which Article shall also govern the indemnity rights of the parties in respect of such Actions); provided, however, neither Pharmacia nor Celltech shall have an obligation to take any action and Celltech shall have no obligation to indemnify Pharmacia against any infringement or Action not relating to the Product or relating to the Product prior to the Effective Date.

(d) Product Intellectual Property Prosecution. After the Effective Date, Celltech shall be solely responsible to obtain and maintain, at its expense and in its own name or in Pharmacia’s name as appropriate in accordance with the provisions of this Agreement, in the Territory all Product Proprietary Rights and other Intellectual Property Rights protection for the Product it deems advisable in the exercise of its sole discretion. Pharmacia agrees to cooperate with Celltech in connection with any and all such activities as Celltech shall reasonably request. Except for such expenses as shall be incurred by Pharmacia in complying with Section 2.3 which shall be for Pharmacia’s account, Celltech agrees to reimburse Pharmacia’s out-of-pocket expenditures incurred in complying with Celltech’s requests.

(e) Power of Attorney. To effectuate the rights of Celltech set forth in this Section 5.2, Pharmacia will execute and deliver to Celltech on the Effective Date and thereafter as reasonably requested by Celltech until all Product Trademarks, Product Copyrights and Product Patents in the Territory are registered in Celltech’s name, one or more powers of attorney in the form set forth on Appendix IV hereto as necessary to permit Celltech to exercise its rights as set forth in this Section 5.2.

5.3. Confidential Information.

(a) Nondisclosure. Except as otherwise herein specifically provided, neither party shall use or disclose any Confidential Information of the other party without the written consent of the disclosing party, provided, however, that the parties agree that such information as is included in the Assets shall after the Effective Date for all purposes, including this Section 5.3, be Celltech’s Confidential Information. A party receiving Confidential Information from the other shall use the highest commercially reasonable degree of care to protect the Confidential Information from unauthorized use and access, including ensuring that its employees, consultants, subcontractors, agents or representatives with access to such Confidential Information have agreed in writing not to disclose or use the Confidential

Information in contravention of this Section 5.3. Each party shall bear the responsibility for any breaches of this Section 5.3 by its employees, consultants, subcontractors, agents or representatives. Except as may be necessary to permit a party to perform its obligations or realize its rights as provided in this Agreement, within ten (10) days after request of the disclosing party, and in the disclosing party’s sole discretion, the receiving party shall either return to the disclosing party originals and copies of any Confidential Information and all information, records and materials developed therefrom by the receiving party, or destroy the same.

(b) Required Disclosure. Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information as necessary pursuant to the lawful requirement of a Governmental Authority or when disclosure is required by operation of Law; provided, that, prior to any such disclosure, the receiving party shall use all reasonable efforts to promptly notify the disclosing party in writing of such requirement to disclose, and the receiving party shall cooperate with the disclosing party (as the disclosing party may reasonably request) in any effort by the disclosing party to prevent or limit any such disclosure of any Confidential Information.

(c) Relief. Each party acknowledges and confirms that the Confidential Information of the other party constitutes proprietary information and trade secrets valuable to the other party, and that the unauthorized use, loss or outside disclosure of such Confidential Information shall cause irreparable injury to the other party. Each party shall notify the other party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, and will cooperate with the other party in every reasonable way to help regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure. Each party acknowledges that monetary damages may not be a sufficient remedy for unauthorized use or disclosure of Confidential Information of the other party and that therefore either party shall, in addition to any other legal or equitable remedies, be entitled to an injunction or similar equitable relief (without the need to post any surety or bond) against such breach or threatened breach. The foregoing shall not be construed as a waiver by either party of any legal or equitable defenses available to such party.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1. Representations and Warranties of Pharmacia. Pharmacia, on behalf of itself and its Affiliates, hereby represents and warrants to Celltech as of the Effective Date (which representations and warranties constitute the basis upon which Celltech has been induced to enter into and perform this Agreement) as follows:

(a) Organization and Good Standing. Pharmacia is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted.

(b) Power and Authority. Pharmacia has all requisite power and authority (corporate and otherwise) to enter into this Agreement and the other Transaction Documents and it has duly authorized, by all necessary action, the execution and delivery hereof and thereof by the officer or individual whose name is signed on its behalf below and on the signature pages of the other Transaction Documents executed on or prior to the date hereof. Pharmacia’s execution and delivery of this Agreement and the other Transaction Documents does not and will not conflict with or result in a breach of or a default under its organizational documents or any agreement, instrument, order, law or regulation applicable to it or by which it or the Product may be bound. Each of this Agreement and the other Transaction Documents has been, or when executed shall be, duly and validly executed and delivered by Pharmacia and each constitutes, or when executed shall constitute, Pharmacia’s valid and legally binding obligation, enforceable against Pharmacia in accordance with its terms, except as enforcement may be limited by laws of bankruptcy or insolvency or other laws of general application relating to or affecting the enforcement of creditor’s rights and general equitable principles.

(c) Financial Information. Pharmacia has previously delivered to Celltech certain financial data, reports, statements, marketing materials and other written materials relating to the Product in the Territory (collectively, the “Product Data”). Except as may otherwise be indicated therein or on Schedule 6.1(c), the Product Data (i) were compiled from the books and records of Pharmacia regularly maintained by management; (ii) are used by Pharmacia in the ordinary conduct of its business related to the Product; and (iii) are true, correct and complete in all material respects.

(d) Contracts; No Default.

(i) Pharmacia has entered into the Supply Agreement with (the “* Supply Agreement”), dated as of May 2, 1984, as amended, pursuant to the terms of which * has agreed to exclusively supply Pharmacia throughout the world, and only to Pharmacia throughout the world, with olsalazine, the active ingredient in the Product. The * Supply Agreement is, in full force and effect and can be, and will be, if requested by Celltech at any time after the Effective Date, assigned by Pharmacia to Celltech with respect to the Territory, with the consent of *.

(ii) Except for those contracts set forth on Schedule 6.1(d)(ii) and Schedule 6.1(h)(ii) and except for this Agreement, the other Transaction Documents and the * Supply Agreement, there are no material contracts, agreements, understandings, arrangements or commitments, written or oral, of Pharmacia, including without limitation sales agency, sales representative, distributor, dealer, license, supplier, wholesaler, or similar contracts or agreements, relating to the Product in the Territory (the “Contracts”).

(iii) Except as set forth on Schedule 6.1(d)(iii), Pharmacia and each other party to the Contracts (other than Celltech) has performed in all material respects, and is performing in all material respects, its obligations under, and is not in material default (and would not by the mere lapse of time or the giving of notice or both be in default) under, or in material breach or violation of any of such Contracts to which such Person is a party; nor has Pharmacia received notice of any asserted claim of a default by any other party thereto under, or a breach or violation by such other party of any of such Contracts to which such Person is a party.

(e) Actions.

(i) Except as set forth on Schedule 6.1(e)(i), there are no Actions pending or threatened against Pharmacia before any Governmental Authority that (A) question or challenge the validity of this Agreement or the other Transaction Documents or any action taken or proposed to be taken by Pharmacia pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, or (B) relate to the Product or would if adversely determined, singly or in the aggregate, prohibit or materially impair Pharmacia’s ability to perform its obligations under this Agreement or the other Transaction Documents; provided, however, that as to Actions that are only claims or disputes, Pharmacia’s foregoing representation and warranty is limited to when such claim or dispute has been indicated in writing or is otherwise known to Pharmacia.

(ii) There are no outstanding judgments, orders, decrees, writs, awards, stipulations, injunctions of any Governmental Authority against or affecting the Product or Pharmacia with respect to the Product or which would if adversely determined, singly or in the aggregate, prohibit or materially impair Pharmacia’s ability to perform its obligations under this Agreement or the other Transaction Documents.

(f) Approvals.

(i) Except as set forth on Schedule 6.1(f) or as shall already have been made, obtained or given (the effectiveness of which will be maintained by Pharmacia during the Supply Period), no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Pharmacia or the Product in connection with the execution or delivery by Pharmacia of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.

(ii) Except as set forth on Schedule 6.1(f), Pharmacia has made, obtained or given all Approvals of any Governmental Authority or other Person required to be made, obtained or given by it to permit Celltech to develop, manufacture, distribute, market, promote and sell the Product as contemplated by this Agreement and the other Transaction Documents.

(g) Compliance with Laws. Except as set forth on Schedule 6.1(g) hereto, (i) Pharmacia is not in violation of, and since January 1, 1999 (and prior thereto other than violations that have been resolved) has not violated, any Law binding on it relating to the Product including without limitation, all applicable regulations of each Drug Regulatory Authority and each other Governmental Authority in the Territory, including all Product Approvals and regulations regarding Product Labeling, and (ii) Pharmacia is not in violation of or in default under the terms of any judgment, decree, order, injunction or writ of any Governmental Authority binding on it relating to the Product in the Territory.

(h) Patents, Trademarks and Trade Names.

(i) Pharmacia has good title and ownership or rights to all the Intellectual Property Rights necessary for (A) the manufacture of the Product by Pharmacia and the distribution, marketing, promotion and sale by Celltech of the Product in the Territory in accordance with the terms of this Agreement and the other Transaction Documents and (B) the grant by Pharmacia to Celltech of the rights granted hereunder and thereunder.

(ii) Schedule 6.1(h)(ii) hereto contains a true and complete list of (A) all Product Patents in the Territory, (B) all Product Trademarks and all other Intellectual Property Rights relating to the Product in the Territory, indicating for each whether it is registered or is the subject of a pending application with any patent and/or trademark office with jurisdiction in the Territory, and (C) all licenses and other contracts and similar rights relating thereto.

(iii) Except as set forth on Schedule 6.1(h)(iii), to Pharmacia’s knowledge Pharmacia’s manufacture, distribution, marketing, promotion, sale or other use of the Product in the Territory does not conflict with and, has not since January 1, 1999 (or prior thereto other than conflicts that have been resolved) been alleged to conflict with any Intellectual Property Rights of any Person.

(i) Product Liability Claims. Schedule 6.1(i) contains a list and description of all product liability claims that have been made in respect of the Product during the five (5) years ended on the Effective Date, or which were made prior thereto and remain unresolved.

(j) Regulatory and Product Matters. Except as set forth on Schedule 6.1(j):

(i) Pharmacia has all its Establishment Registrations and Product Approvals with respect to the Territory. All such Product Approvals and Establishment Registrations are in full force and effect and are listed on Schedule 6.1(j)(i). Pharmacia is, and has been since January 1, 1999, in compliance with the terms of all such Product Approvals and Establishment Registrations. No such Product Approval or Establishment Registration contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Pharmacia has made available to Celltech for review true and complete copies of the Specifications relating to the Product.

(iii) Since January 1, 1999, Pharmacia has not received any notice from any Drug Regulatory Authority or other Governmental Authority in the Territory that (A) the Product is an unapproved new drug or an adulterated or misbranded drug within the meaning of each European Law analogous to the Act or (B) the Product is an article which may not, pursuant to such Law, be introduced into commerce. Such notice includes (1) correspondence from any Drug Regulatory Authority or other Governmental Authority in the Territory, (2) an order or request from any Drug Regulatory Authority or other Governmental Authority in the Territory that Pharmacia cease marketing of the Product, or (3) an Action initiated by any Drug Regulatory Authority or other Governmental Authority in the Territory or filed against the Product or against Pharmacia or any of its officers, directors or employees alleging any of the foregoing.

(iv) Since January 1, 1999, Pharmacia has not received any forms analogous to Forms FDA 483 issued by any Drug Regulatory Authority or other Governmental Authority in the Territory with respect to Pharmacia’s facilities, processes or systems used in connection with its activities with respect to the Product.

(v) Since January 1, 1999, Pharmacia has filed all required annual registration forms, all required listing forms, and all annual reports or other periodic reports with all Drug Regulatory Authorities and other Governmental Authorities in the Territory requiring the filing of such reports or forms relating to the Product including without limitation all reports required to be filed with all Drug Regulatory Authorities or other Governmental Authorities with respect to adverse drug experiences, adverse events and the like relating to the Product and all licenses, reports, applications or any other related documents necessary to reflect Pharmacia’s current manufacturing and testing procedures relating to the Product.

(k) Product Warranty. Pharmacia warrants that each Product delivered to Celltech pursuant to this Agreement will be merchantable, will conform to the Specifications, will not be adulterated or misbranded within the meaning of each European Law analogous to the Act, will conform to all applicable regulations all Drug Regulatory Authorities and other Governmental Authorities in the Territory including without limitation all Product Approvals, Establishment Registrations and regulations regarding the Product’s Labeling and, at the time of delivery to Celltech, will have a minimum of * of the Product shelf life, as per any applicable Product Approvals, Establishment Registrations and regulations regarding the Product’s Labeling. THE WARRANTIES SET FORTH IN THIS SECTION 6.1(K) ARE THE ONLY WARRANTIES MADE BY PHARMACIA WITH RESPECT TO THE PRODUCT TO BE DELIVERED TO CELLTECH PURSUANT TO THIS AGREEMENT AND THESE WARRANTIES ARE PROVIDED IN LIEU OF AND PHARMACIA EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATION AND WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, ORAL OR WRITTEN INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING OUT OF USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE. CELLTECH ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED HEREIN NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS TO BE DELIVERED TO CELLTECH PURSUANT TO THIS AGREEMENT HAVE BEEN MADE TO CELLTECH BY OR ON BEHALF OF PHARMACIA.

(l) Recalls and Product Returns. Schedule 6.1(l) contains a true and complete list of all Product recalls in the Territory of the Product for the five (5) years ended December 31, 2001, and from January 1, 2002 to the last day of the most recent month prior to the date hereof.

(m) Title to Assets. Except as set forth on Schedule 6.1(m), Pharmacia has good and marketable title to or in the case of the Contracts, a valid contract right in all of the Assets, free and clear of all liens, security interests and encumbrances of any kind.

6.2. Representations and Warranties of Celltech. Celltech hereby represents and warrants (which representations and warranties constitute the basis upon which Pharmacia has been induced to enter into and perform this Agreement) to Pharmacia as follows:

(a) Organization and Good Standing. Celltech is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted.

(b) Power and Authority. Celltech has all requisite power and authority (corporate and otherwise) to enter into this Agreement and the other Transaction Documents and it has duly authorized, by all necessary action, the execution and delivery hereof and thereof by the officer or individual whose name is signed on its behalf below and on the signature pages of the other Transaction Documents executed on or prior to the date hereof. Celltech’s execution and delivery of this Agreement and the other Transaction Documents does not and will not conflict with or result in a breach of or a default under its organizational documents or any agreement, instrument, order, law or regulation applicable to it or by which it may be bound. Each of this Agreement and the other Transaction Documents have been, or when executed shall be, duly and validly executed and delivered by Celltech and each constitutes, or when executed shall constitute, Celltech’s valid and legally binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by laws of bankruptcy or insolvency or other laws of general application relating to or affecting the enforcement of creditor’s rights and general equitable principles.

(c) Actions.

(i) There are no Actions pending, or, to the knowledge of Celltech, threatened, against Celltech before any Drug Regulatory Authority or other Governmental Authority that (A) question or challenge the validity of this Agreement, or any of the other Transaction Documents or any action taken or proposed to be taken by Celltech pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby or (B) that would if adversely determined, singly or in the aggregate, prohibit or materially impair Celltech’s ability to perform its obligations under this Agreement or any of the other Transaction Documents.

(ii) There is no outstanding judgment, order, decree, writ, award, stipulation, injunction or any Governmental Authority against or affecting Celltech, which, if adversely determined, singly or in the aggregate, would prohibit or materially impair Celltech’s ability to perform its obligations under this Agreement or any of the other Transaction Documents.

(d) Approvals. No Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Celltech in connection with the execution or delivery by it of this Agreement or any of the other Transaction Documents. Except as set forth on Schedule 6.1(f), to Celltech’s knowledge no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Celltech in connection with the performance by it of its obligations hereunder or under the other Transaction Documents or the consummation by it of the transactions contemplated hereby or thereby, except where the failure to make, obtain or give such Approvals could not have, individually or in the aggregate, a material adverse effect on Celltech’s ability to perform its obligations under this Agreement or any of the other Transaction Documents.

ARTICLE VII

INDEMNIFICATION

7.1. Product Infringement Claims. (a) Except as provided in paragraphs (b) and (c) below and subject to the other provisions of this Article VII, Pharmacia shall defend and indemnify each Celltech Indemnified Party from and against any Action and any loss, damage, liability, cost and expense (including reasonable attorneys’ fees and expenses incurred in respect of such Action and to enforce its right to indemnification by Pharmacia in respect thereof) (“Indemnification Amounts”) arising out of any third party Action alleging that a Product, as manufactured by Pharmacia, infringes a patent, copyright, Mark, or Intellectual Property Right, or misappropriates a trade secret of, a third party (an “Infringement Claim”); provided that Celltech shall defend and indemnify each Pharmacia Indemnified Party from and against any Action and Indemnification Amounts arising out of any third party Action alleging that a Product, as manufactured by Pharmacia, infringes a patent, copyright, Mark, or Intellectual Property Right, or misappropriates a trade secret of, a third party to the extent such third party Action is based upon a change in the formulation or manufacturing process for the Product requested by Celltech. Each party hereto shall defend and indemnify the other party (and the other Indemnified Parties included within such party) from and against all Indemnification Amounts for which it shall be liable as provided in Section 3.7 (a “Labeling Claim”).

(b) Notwithstanding the foregoing, Pharmacia shall give Celltech the first option to defend each Infringement Claim and Labeling Claim asserted in the Territory, provided that if Celltech exercises such option, then (i) Pharmacia shall have the right, at its own expense, to be represented in any such Action by counsel of its own choice, (ii) Celltech shall keep Pharmacia apprised of the significant developments in such Action, and (iii) Pharmacia’s liability with respect to the legal fees and expenses incurred by Celltech in defending such Claim and any damages awarded shall be limited to fifty percent (50%) of the amount thereof; provided that Celltech shall enter no settlement agreement or other final disposition with respect to any such Infringement Claim or Labeling Claim asserted against Pharmacia in the Territory for which it shall seek indemnification hereunder without the prior written consent of Pharmacia. Celltech shall notify Pharmacia of its decision whether to defend an Infringement Claim or a Labeling Claim asserted in the Territory not later than twenty (20) days following its discovery or receipt of notice of the Infringement Claim.

(c) Notwithstanding the foregoing, neither party shall have any obligation under this Agreement to indemnify, defend, or hold harmless any Indemnified Party with respect to any Action asserting an Infringement Claim or Labeling Claim or any Indemnification Amounts resulting therefrom in the event and to the extent the same (i) results from any breach by the other party or its Affiliates of any provision of this Agreement or (ii) results from the willful misconduct or negligent acts or omissions of the other party or its Affiliates.

7.2. Product Liability Claims. (a) Except as provided in the next sentence, Celltech will defend, indemnify and hold harmless each Pharmacia Indemnified Party from and against any third party Action and any Indemnification Amounts (including those legal fees that may be asserted by a third party) that result from, arise out of or relate to any claim or allegation of bodily injury or tangible personal property damage to the extent arising out of or in connection with the use of Products sold by Celltech in the Territory. Notwithstanding the foregoing, Celltech shall have no obligation under this Agreement to indemnify, defend, or hold harmless any Pharmacia Indemnified Party with respect to any such Action or Indemnification Amounts in the event and to the extent the same (i) results from any breach by Pharmacia or its Affiliates of any provision of this Agreement, including without limitation the warranty set forth in Section 6.1(k) or (ii) results from the willful misconduct or negligent acts or omissions of Pharmacia or a Pharmacia Affiliate.

(b) Pharmacia will defend, indemnify and hold harmless each Celltech Indemnified Party from and against any third party Action and any Indemnification Amounts (including legal fees that may be asserted by a third party) that result from, arise out of, or relate to any claim or allegation of bodily injury or tangible personal property damage to the extent arising out of or in connection with the use of Products sold by Pharmacia.

(c) Each Party will defend, indemnify and hold harmless each Indemnified Party from and against any third party Action and any Indemnification Amounts (including legal fees that may be asserted by a thirty party) that result from, arise out of or relate to any claim or allegation of bodily injury or to any personal property damage to the extent arising out of the Indemnifying Party’s negligence or willful misconduct.

7.3. General. (a) Each party (“Indemnifying Party”) will defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, and successors and assigns (“Indemnified Party”) from and against all Actions and Indemnification Amounts (including those attorneys’ fees and expenses that may be asserted by a third party) that result from, arise out of or relate to a material breach by the Indemnifying Party of any representation, warranty or covenant made by it hereunder.

(b) IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OTHER INDEMNIFIED PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT (COLLECTIVELY, “INDIRECT DAMAGES”). FOR PURPOSES OF THE LIMITATION OF LIABILITY IN THE IMMEDIATELY PRECEDING SENTENCE, (i) LEGAL FEES AND EXPENSES THAT ARE RECOVERABLE AS PROVIDED IN THIS ARTICLE VII SHALL NOT BE CONSIDERED INDIRECT DAMAGES AND (ii) INDIRECT DAMAGES PAYABLE TO A THIRD PARTY THAT WOULD BE RECOVERABLE UNDER THE INDEMNITY PROVISIONS IN THIS ARTICLE VII BUT FOR SUCH LIMITATION OF LIABILITY SHALL BE RECOVERABLE NOTWITHSTANDING SAID LIMITATION OF LIABILITY.

7.4. Procedure. To obtain the benefits of the indemnification under this Article VII, the Indemnified Party shall give the Indemnifying Party prompt written notice of, and, except as provided in Section 7.1, sole authority to defend or settle, any third party Action that forms the basis for any claim for indemnification hereunder and shall give, at Indemnifying Party’s expense, reasonable information and assistance with respect thereto; provided, that, (a) late notice shall relieve the Indemnifying Party of its obligations only to the extent that the failure to receive prompt notice prejudices the Indemnifying Party’s position, and (b) unless compelled to do so by a court of competent jurisdiction, the Indemnifying Party shall not settle any claim that involves other than the payment of money by the Indemnifying Party without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. Each party shall notify the other if it is subject to any inquiry, allegation, or Action in respect of a claim covered by this Article VII. The Indemnified Party shall be entitled to defend and control the defense of any third party Action that forms the basis of a claim for indemnification hereunder that the Indemnifying Party has elected not to defend, in which event, the Indemnifying Party shall reimburse the Indemnified Party for the reasonable attorney’s fees and expenses (including those that may be asserted by a third party) incurred by the Indemnified Party in connection with such defense. In all other events the Indemnified Party shall be entitled, at its own expense, to participate in the defense of any such third party claim and to engage counsel for such purpose.

ARTICLE VIII

SURVIVAL

8.1. Survival. The provisions of Articles I (Definitions), V (Proprietary Rights; Confidentiality), VI (Representations & Warranties; Warranty Disclaimers), VII (Indemnification), VIII (Survival), and X (General Provisions), as well as the provisions of Article II (Purchase, Sale and License), III (Distribution, Promotion and Marketing), IV (Product Supply) and IX (Additional Undertakings & Responsibilities of the Parties) which by their terms are intended to survive the execution, expiration or termination of this Agreement (including without limitation, Sections 2.4 (Exclusivity), 2.5 (License), 2.6 (Reservation of Rights), 3.3 (Product Marketing Materials); 9.3 (Cooperation); 9.4 (Regulatory) and 9.5 (Non-solicitation; No Hire) shall survive the consummation of the transactions contemplated by this Agreement.

ARTICLE IX

ADDITIONAL UNDERTAKINGS & RESPONSIBILITIES OF THE PARTIES

9.1. * Supply Agreement. Pharmacia shall not during the Supply Period, terminate or cause or permit to be terminated the * Supply Agreement and shall, in furtherance thereof, perform all its obligations under the * Supply Agreement in accordance with the terms thereof. Promptly after the Effective Date, Pharmacia shall work with Celltech to obtain (a) a fixed term for the * Supply Agreement and (b) a twelve-month minimum notice period for termination of the * Supply Agreement by either party.

9.2. Transaction Documents. Pharmacia shall perform all its obligations under the Transaction Documents in accordance with the terms thereof.

9.3. Cooperation. The parties shall use their reasonable best efforts to cause the transactions contemplated by this Agreement and the other Transaction Documents to be consummated, including, without limitation, (a) obtaining, making and causing to become effective all Approvals of Governmental Authorities and other Persons as provided or contemplated by this Agreement and the other Transaction Documents and as may be otherwise necessary or reasonably requested by Celltech in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, under or pursuant to all other Contracts and all Product Approvals with respect to which the obtaining, making and causing to become effective of an Approval is necessary for the consummation of the transactions contemplated by this Agreement and/or the other Transaction Documents, provided that in no event shall Pharmacia be required to obtain any marketing licenses for any indications or countries that are not existing as of the Effective Date (the “Additional Licenses”), and (b) giving prompt notice to the other of (i) any notice of, or other communication relating to, any default, or any event which, with the giving of notice or the lapse of time or both, would become a default under any Contract or a violation under any Product Approval, and (ii) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

9.4. Regulatory. (a) At all times during the Supply Period, Celltech shall be solely responsible to obtain and maintain all Product Approvals except for Product Approvals necessary for manufacturing the Product, and Pharmacia shall be solely responsible to maintain all Product Approvals necessary for manufacturing the Product (except for the Additional Licenses) required by each Drug Regulatory Authority in the Territory.

(b) Each party will comply with all commercially reasonable mandates from the other necessary to safeguard the continuing effectiveness and integrity of Product Approvals. Without limiting the foregoing, each party agrees to notify the other party promptly, when it becomes aware, whether through calls from customers or otherwise, of: (i) any information concerning a Reportable Event in the Territory; (ii) any information regarding any alleged deficiencies pertaining to the Labeling, quality, durability, reliability, safety, effectiveness, or performance of the Product; (iii) any information regarding any pending or threatened Action which may affect the safety or effectiveness claims of the Product or the continued marketing thereof in the Territory; or (iv) any communication with or notice from any Drug Regulatory Authority or other Governmental Authority indicating that it is investigating or intends to investigate the Product.

(c) As soon as reasonably possible following the Effective Date, the pharmacovigilance departments of both parties shall meet and determine the approach to be taken for the collection, review, assessment, tracking, and filing of information related to adverse events associated with the Product. This approach shall be documented in a separate drug safety exchange agreement between the parties. Until such time when the two pharmacovigilance departments from the parties have agreed upon adverse event exchange procedures, each party shall notify the other party (identified on Appendix V) of fatal/life-threatening serious clinical trial/study adverse events involving the Product within five (5) calendar days following receipt by the party. All other serious clinical trial/study adverse events and serious spontaneous adverse event reports involving the Product will be exchanged within ten (10) calendar days of receipt by the party. Pharmacia shall be responsible for maintaining a global safety database for the Product consistent with industry practices until all registrations for the Product are either transferred from Pharmacia to Celltech or otherwise withdrawn. Each party’s pharmacovigilance department shall be responsible for adverse event processing, and expedited and periodic reporting of adverse events to the Drug Regulatory Authorities in the Territory, in accordance with all applicable adverse event regulatory reporting requirements, in each country in the Territory where the party is the clinical trial application holder and/or the Product Approval holder for the Product. Each party shall maintain proper regulatory files for the Product, including Product reporting files and Product complaint files, for no less than two (2) years from the date of the reported event, the period of time equivalent to the expected life of the Product, or the period of time required by local regulations, whichever is greater. Further, in the event a party receives a communication or directive from any Drug Regulatory Authority or other Governmental Authority commencing or threatening seizure of the Product or an injunction to halt the marketing of the Product in the Territory, such party shall transmit such information to the other party within twenty-four (24) hours of receipt. The provisions of this Section 9.4 shall survive the expiration or termination of this Agreement.

(d) For the six (6) months after the Effective Date or, if longer, for the period as agreed between Celltech and Pharmacia or their Affiliates in any country in the Territory, Pharmacia shall continue to provide all medical information services relating to the Product in the Territory which it has been providing heretofore and consistent with the level of support provided prior to the Effective Date, including without limitation those services set forth on Exhibit F hereto and technical inquiry services to medical, pharmaceutical and public customers and inquiry support and literature searches for corporate and marketing departments, and will provide such services in good faith and with due care consistent with the care that it exercises in the normal performance of such services for itself. Reimbursement to Pharmacia for the costs of such services shall be calculated pursuant to the terms of Section 2.7 (Transitional Services). At the end of such six-month or other period, Pharmacia shall transfer all medical information services relating to the Product in the Territory to Celltech. To the extent either party receives and handles any medical inquiries with respect to the Territory during a period for which such party is not primarily responsible for providing medical information services relating to the Product pursuant to this Section 9.4(c), such party will deliver to the other party on or about the fifteenth (15th) of every month a written, reasonably detailed account, in the form to be agreed upon between the parties, of such inquiries received and responses given by it.

9.5. Non-solicitation; No Hire. Except with the other party’s prior written consent, neither party shall solicit the employment of or employ any of the other party’s employees who participate in the performance of this Agreement during the Supply Period and for a period of * thereafter; provided that any general solicitation for employment through a national or international advertisement shall not constitute a breach of this provision.

9.6. Commercially Reasonable Efforts. Each party shall use commercially reasonable efforts, and in no event less than the efforts of a skilled, competent, experienced and prudent professional in the performance of their respective obligations and to timely meet the deadlines mutually agreed upon by the parties hereunder. Neither party shall be responsible or liable for any delay or error to the extent caused by the acts or omissions of the other party or its personnel or others under its control, and any date certain set forth in this Agreement or otherwise agreed to by the parties shall be adjusted accordingly to accommodate the non-delaying party.

9.7. Access to Celltech. Pharmacia shall afford Celltech’s representatives reasonable access, upon reasonable prior notice and at such scheduled times and places during normal business hours as shall be reasonably approved by Pharmacia to all the books and records, and the properties, facilities and employees of Pharmacia relating to the Product not transferred to Celltech pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1. Entire Agreement. This Agreement, together with the Exhibits, Appendixes and Schedules hereto, and the other Transaction Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter, including without limitation, the Letter Agreement.

10.2. Injunctive Relief. It is expressly agreed that a material breach of this Agreement involving Confidential Information or other Intellectual Property Rights of a party hereto will cause irreparable harm to such party and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the parties and their Affiliates shall be entitled to injunctive relief (without the necessity of posting any bond or surety) against the breaching party in the event of any such threatened or actual violation.

10.3. Modification and Amendment. No amendment to the terms and conditions of this Agreement shall be binding upon any party unless made in writing and executed by an authorized representative of each party.

10.4. No Waiver. The delay or failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by an authorized officer of the party against which enforcement of such waiver is sought. A waiver shall not be considered to waive any subsequent performance, breach, or condition under this Agreement including a subsequent performance, breach or condition of the kind that is the subject of the waiver.

10.5. Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid or unenforceable such provision in any other jurisdiction.

10.6. Assignment. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the respective parties hereto. A party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder to an Affiliate upon written notice to the other party; provided that if such assignment shall not have the written approval of the other party then the assignor will remain primarily liable for any failure by its assignee to fully and timely perform its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

10.7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to Pharmacia:

100 Route 206 North

Peapack, New Jersey 07977

USA

Attention: Vice President, Portfolio Management—Diversified Products

Tel.: 1 (908) 901-7275

Fax: 1 (908) 901-1878

with a copy to: General Counsel

Tel.: 1 (908) 901-8810

Fax: 1 (908) 901-1810

with an additional copy to:

Lindhagensgatan 133

SE-112 87 Stockholm

Sweden

Attention: Associate General Counsel, Scandinavia

Tel.: ++ 46 8 695 4548

Fax: ++ 46 8 695 4005

If to Celltech:

Celltech Pharmaceuticals Ltd.

208 Bath Road

Slough

Berkshire

SL1 3WE

United Kingdom

Attention: Company Secretary

Tel.: 011-44-1753-447-916

Fax: 011-44-1753-447-859

With a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

Attention: Brian D. Beglin

Tel: (212) 318-7700

Fax: (212) 752-5378

Any party may, by written notice given to the other in accordance with this Agreement, change the address to which notices to such party are to be delivered.

10.8. Independent Contractors. Pharmacia and Celltech are independent contractors, and nothing in this Agreement shall be construed as creating a joint venture, partnership, franchise or agency relationship between the parties. Neither party has the right or authority to assume or create any obligation or responsibility on behalf of the other party.

10.9. Additional Documents. Each party shall, upon the request of the other party at any time, execute and deliver all such other documents and instruments as may be reasonably required to carry out the purposes and intent of this Agreement and the other Transaction Documents including without limitation, any documents relating to the proper assignment of any Intellectual Property Rights arising hereunder.

10.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via facsimile transmission with the same force and effect as if it were executed and delivered in writing. In making proof of this Agreement, it shall not be necessary to produce or account for more than one fully executed counterpart.

10.11. Force Majeure. In the event that either party is prevented or delayed from performing its obligations under this Agreement by virtue of one or more events or contingencies beyond its reasonable control, whether or not presently occurring or contemplated by either party, including, without limitation, fires, accidents, sabotage, federal or state legislation or any regulations or orders hereunder, judicial action, acts of God, war, or civil disturbance, such nonperformance shall be excused to the extent and for the duration required by such event and shall not constitute a default under the terms of this Agreement. During the duration of the force majeure event, the party affected thereby shall use its reasonable commercial efforts to avoid or remove such force majeure event and shall take reasonable steps to resume its performance under this Agreement with the least possible delay; provided, that, in the event that such nonperformance continues for a period in excess of three (3) consecutive months, the party other than the non-performing party shall have the option thereafter to terminate this Agreement immediately upon written notice to that effect.

10.12. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of that jurisdiction’s or of any other jurisdiction’s choice of law principles that would lead to a contrary result). The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in New York, New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The parties acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York, New York or by certified mail.

10.13. Accountants Determination of Certain Disputes. If Celltech or Pharmacia shall invoke the accountants review and arbitration procedure contemplated by Sections 2.2(c), 2.7(b), 3.1(c), 3.10(e) and 4.5(a), the initiating party shall select an independent certified public accountant reasonably acceptable to the other party to inspect (during regular business hours) the records of the other party relevant to the dispute at issue. As part of such review the accountant may hold interviews with and/or take testimony from the parties and their employees as the accountants shall deem appropriate in the exercise of his sole discretion. In every case the accountant must have previously entered into a confidentiality agreement with both parties substantially similar to the confidentiality provisions of Section 5.3 and limiting the disclosure and use of such information to authorized representatives of the parties and the purposes germane to the dispute at issue. The results of any such review shall be made available to both parties and shall be given effect as a final and binding arbitration award. If any accountant’s decision reveals an error, the appropriate party shall promptly pay the other party the amount of the underpayment or overpayment (plus interest thereon at the one-month LIBOR, as published by the British Bankers Association, plus two percent (2%)). The cost of the independent accountant shall be born by the party initiating the accountant’s review unless the accountant’s report shall produce an increase in the payment to the initiating party of at least five percent (5%) in which case such costs shall be paid by the other party; provided that the initiating party shall bear the cost of the independent accountant if the aggregate increase in payment(s) due is less than Ten Thousand U.S. Dollars (US$ 10,000).

10.14. Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.15. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.16. Publicity. Except as necessary pursuant to the lawful requirement of a Governmental Authority or when disclosure is required by operation of law, neither party shall use the other party’s name or refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to the Transaction Documents, including in any promotional or marketing materials, web sites, customer lists, referral lists or business presentations, or make any press release or other public announcement regarding the Transaction Documents without the prior written consent of the other party.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

CELLTECH PHARMACEUTICALS LTD.

By:	/s/ Peter V. Allen
Name: Peter v. Allen Title: Chief Financial Officer

PHARMACIA AB

By:	/s/ Alison Ayers
Name: Alison Ayers Title: Attorney-in-Fact

Appendix I

List Of Countries In The Territory

France

Belgium*

Italy

Germany

United Kingdom

Iceland

Ireland

Sweden

Austria

Switzerland

Netherlands

Denmark

Finland

Greece*

Norway

Spain*

Portugal*

*	Product Currently not sold in these countries.

Appendix II

Purchase Price for Samples and Cost of Product

I.	Samples

1. The Purchase Price for the Inventory of Product Samples as at the Effective Date, as set forth on Appendix III hereto and the Purchase Price for Product Samples ordered after the Effective Date shall be the SEK equivalent, determined as of the Effective Date, of U.S. $ per 50 count bottle of 500 mg capsules.

II.	Purchase Price for Products

*

III.	Purchase Price For Inventory

*

Appendix III

TRANSITION OF CUSTOMER AND DELIVER OF INVENTORY

I.	Letter to Customers.

Promptly after the Effective Date in each country in the Territory or, as to each of those countries in which Pharmacia is performing distribution services, then promptly after the date on which Celltech has made alternative arrangements for the distribution of the Product in each such country, Celltech and Pharmacia will send on a mutually agreeable date either a joint letter or separate letters each in a form mutually acceptable to Pharmacia and Celltech to all Pharmacia customers located in such country informing them of the transaction effected by this Agreement, and instructing them that orders for Products will not be accepted for one week from the date of the letter and that effective one week after the date of the letter all orders shall henceforth be lodged with Celltech.

II.	Delivery of Inventory.

In accordance with Section 2.1, all Inventory and Product Samples located at the following Pharmacia sites will be delivered by Pharmacia or its Affiliate FCA to the indicated Celltech sites. Celltech shall be permitted to update this Appendix III from time to time to add sites established by Celltech after the Effective Date in the Territory.

From Pharmacia Sites[1]	To Celltech Sites
Inventory Transfer Contact (to arrange dates/details etc) and Inventory Address
1. United Kingdom:	United Kingdom:
Dawn Climo	Celltech Pharmaceuticals Ltd.
Pharmacia Ltd.	Foster Avenue, Woodside Park
Davy Avenue, Knowlhill	Dunstable, Bedorshire
Milton Keynes. Bucks. MK5 8PH	LU5 STA
Great Britain	Tel. +44 1582 608308
Tel: +44 1908 603860
Fax: +44 1908 603039
Email: dawn.climo@pharmacia.com

Inventory
SAME ADDRESS

[1]	Each site’s items of Inventory by SKU to be listed as of the Effective Date.

Appendix III-1

From Pharmacia Sites	To Celltech Sites
2. Austria:
Werner Beroun
Pharmacia Austria GES.M.B.H.
Oberlaaer Strasse 251
A-1101 Vienna
Austria
Tel: +43 1 68050 327
Fax: +43 1 68050210
Email: werner.beroun@pharmacia.com

Inventory
Pharmacia Austria Ges.M.B.H. Oberlaaer Strasse 251 A-1101 Vienna Austria

3. Belgium:
No direct supply, BE order direct from MC Netherlands

Inventory
Pharmacia NV/SA
Rikjsweg 12
B-2870 PUURS
BELGIUM

4. Denmark:
Birgitta Nielsen
Pharmacia A/S
Overgaden Neden Vandet 7
DK-1414 Copenhagen K
Denmark
Tel: +45 32 64 88 41
Fax: +45 32 64 8840
Email: birgitta.nielsen@pharmacia.com

Appendix III-2

From Pharmacia Sites	To Celltech Sites
Inventory
Pharmacia A/S
Nomeco A/s, Leverandörservice
Varemodtagelsen Port 3
Borgmester Christiansensgade 40
DK-1790 Köpenhamn V
DANMARK

5. Finland:
Toini Huuskonen
Pharmacia OY
Rajatorpantie 41C
SF-01640 Vantaa
Finland
Tel: +358 9 852 071
Fax: +358 9 853 3709
Email: toini.huuskonen@pharmacia.com

Inventory
Pharmacia OY
c/o Tamro
Rajatorpantie 41E
SF-01640 VANTAA
FINLAND

6. France:
Gilles Pingris	France:
Pharmacia SAS	CSP
1, Rue Antoine Lavoisier	ZI de la Barogne
782 80 Guyancourt, B.P. 210	BP 44
F-78051 St. Quentin En Yvelines	77230 Moussy Le Neuf
France	France
Tel: +33 1 3064 3400
Fax: +33 1 3064 3605
Email: gilles.pingris@pharmacia.com

Inventory
Depolabo
2 rue d Yvours
69540 IRIGNY
FRANCE

Appendix III-3

From Pharmacia Sites	To Celltech Sites
7. Germany:
Wolf-Dietrich Dombos
Pharmacia GmbH	Germany:
Am Wolfsmantel 46	Pharbil Waltrop GmbH
D-91058 Erlangen	Im Wirrigen 25
Germany	45731 Waltrop, Germany
Tel: +49 91 31 62 0
Fax: +49 91 3162 1450
Email: wolf-dietrich.dombos@pharmacia.com

Inventory
Sanalog
In der Vogelsbach 1
D-66540 Neunkirchen
Germany

8. Ireland:
Paula O’Rourke
Pharmacia & Upjohn Ltd.
P.O. Box 1752
Airways Industrial Estate
Dublin 17.
Ireland
Tel: +353.1.8442125
Fax: +353.1.8426262
Email: paula.orourke@pharmacia.com

Inventory
SAME ADDRESS

9. Italy
Giannina Franzin
Pharmcia Italia Spa
Via Robert Koch. 1.2
I-20152 Milan
Italy
Tel: +39 02 4838 4573
Fax: +39 02 4838 2404
Email: giannina.franzin@pharmacia.com

Appendix III-4

From Pharmacia Sites	To Celltech Sites
Inventory
ALLOGA (ITALIA) S.R.L.
CORSO STATI UNITI 9/A
35020 - PADOVA
ITALY

10. Netherlands:
Edwin Strike
Pharmacia
P.O. Box 17/3440AA
Woerden
The Netherlands
Tel: +31 348 494949
Fax: +31 348 494988
Email: edwin.strik@pharmacia.com

Inventory
Pharmacia & Upjohn BV
Warehouse Location
Pompmolenlaan 14
NL-3447 GK WORDEN
THE NETHERLANDS

11. Norway:
Beate Nordbo
Pharmacia Norway A/S
Lilleakerveien 2B
N-0285 Oslo
Norway
Tel: +47 24 09 38 68
Fax: +47 24 09 38 04
Email: beate.nordbo@pharmacia.com

Appendix III-5

From Pharmacia Sites	To Celltech Sites
Inventory
Norsk Medisinaldepot A/S
Sven Oftedals vei 10
0950 OSLO
NORGE

MEDECO A/S
Dyrskuevn. 11
2041 KLÖFTA
NORGE

12. Sweden:
Roger Lidén
Pharmacia Sverige
Lindhagensgatan 133
S-112 87 Stockholm
Sweden
Tel: +46 8 69 59940
Fax: +46 8 69 57088
Email: roger.liden@pharmacia.com

Inventory
Pharmacia AB Bunkagardsgatan 19 S-253 68 Helsingborg Sweden

13. Switzerland:
Rafael Machado
Pharmacia AG
Lagerstrasse 14
CH-8600 Dübendorf
Switzerland
Tel: +41 1 8028123
Fax: +41 1 802 8180
Email: rafael.machado@pharmacia.com

Inventory
Laubistrasse 26
8714 Stafa

Appendix III-6

Appendix IV

Power of Attorney

See attached.

PHARMACIA AB

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Pharmacia AB, a Swedish corporation (“Pharmacia”), does hereby constitute and appoint each of Peter Allen and Mark Hardy, the Chief Financial Officer and Senior Legal Adviser respectively, of Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”), acting severally, a true and lawful agent and attorney-in-fact of Pharmacia, with full power of substitution, to perform each and all of the following acts for and on behalf of Pharmacia in connection with the protection of certain Product Proprietary Rights pursuant to Section 5.2 of the Europe Asset Purchase Agreement between Celltech and Pharmacia dated as of the date hereof (capitalized terms used herein not otherwise defined herein shall have the meanings given them in the Agreement):

prepare, execute and/or deliver and, where necessary or appropriate, file with the appropriate governmental authorities, any agreements, certificates, documents, instruments, applications, forms, and any other papers (including legal papers and documents) which Celltech deems advisable, necessary or convenient to (i) obtain and maintain in the Territory all patent, trademark and other Intellectual Property Rights protection for the Product and (ii) institute and prosecute and defend any infringement or alleged infringement within the Territory of Product Proprietary Rights.

As used herein, “Territory” shall mean any or all of the following countries:

France, Belgium, Italy, Germany, United Kingdom, Iceland, Ireland, Sweden, Austria, Switzerland, Netherlands, Denmark, Finland, Greece, Norway, Spain, and/or Portugal.

Pharmacia hereby ratifies all that any such agent and attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof. This power of attorney is to be governed by and construed in accordance with the Laws of the State of New York.

This power of attorney shall be irrevocable for one (1) year from the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 2nd day of September, 2002.

PHARMACIA AB

By:
Name: Title:

Appendix V

Contact Persons

Celltech	Pharmacia
PHARMACOVIGILANCE *

PORTFOLIO MANAGEMENT

Alison Ayers

Vice President, Portfolio Management

Diversified Products

Pharmacia Corporation

100 Route 206 North, MS 620

Peapack, NJ 07977

USA

Tel: 908-901-7275

Email: alison.e.ayers@pharmacia.com

LEGAL *

Wendi LeVigne

Associate Director, Portfolio Management

Diversified Products

Pharmacia Corporation

100 Route 206 North, MS 620

Peapack, NJ 07977

USA

Tel: 908-901-6280

Email: wendi.r.levigne@pharmacia.com

LEGAL Brent Hatzis-Schoch Associate General Counsel Pharmacia Corporation 100 Route 206 North, MS 620 Peapack, NJ 07977 USA Tel: 908-901-7126 Email: brent.hatzis-schoch@pharmacia.com

GLOBAL SUPPLY *	GLOBAL SUPPLY Mikael Vikstrom Global Supply Europe Pharmacia Sweden Fyrislund, Rapsgatan 7 Uppsala 751 82 Sweden Tel: 46-18-1-64033 Email: mikael.vikstrom@pharmacia.com

MARKETING *

SWEDEN *

FRANCE

*	MARKET COMPANIES SWEDEN Agneta Krasse Business Coordinator Pharmacia Sweden Lindhagensgatan 98 S-112 87 Stockholm, Sweden Tel: 46-8-695-84-13 Email: agnetta.krasse@pharmacia.com

FRANCE Pascal Haye Strategic Development & External Rel. Pharmacia France BP 210 78051 St Quentin Y, France Tel + 33 1 30 64 34 39 Email: pascal.haye@pharmacia.com

ITALY *	ITALY Brunella Barbieri Business Development Manager Pharmacia Italia S.p.A. Via Robert Koch 1.2 20152 Milano, Italy Tel ++39 0248382635 Email: brunella.barbieri@pharmacia.com

GERMANY *

GERMANY

Dr. Ernst-Ludwig Dittmann

Senior Director Business Develop. & Planning

Pharmacia GmbH

Am Wolfsmantel 46

91058 Erlangen, Germany

Tel + (0049) 9131 621795

Email: ernst-ludwig.dittmann@pharmacia.com

UK *	UK Cass Khan Commercial Manager Pharmacia Ltd. UK Davy Av. Knowlhill Milton Keynes, MK5 8PH UK Tel + 44 1908 603 014 Email: cass.khan@pharmacia.com

ICELAND *	ICELAND Torben Andersen Financial Controller Pharmacia A/S Overgade neden Vandet 7 DK-1414 Copenhagen K Denmark Tel: + 45 3264 8910 Email: torben.andersen@pharmacia.com

IRELAND *	IRELAND David Higgins Finance Director Pharmacia Ireland Ltd Airways Industrial Estate Dublin 17 Ireland Tel: 353-1-8442130 Email: david.higgins@pharmacia.com

BELGIUM *	BELGIUM Roland Scaillet Senior Product Manager Pain & Inflammation Pharmacia Belgium Culliganlaan 1c B-1831 Diegem Belgium Tel: + 32 (0)2 749 54 52 Email: roland.scaillet@pharmacia.com

AUSTRIA *	AUSTRIA Andreas Peilowich Director Marketing & Sales PHARMACIA Austria Ges.m.b.H. Oberlaaer Strasse 251 A-1101 WIEN Austria Tel +43.1.680.50.284 Email: andreas.peilowich@pharmacia.com

SWITZERLAND *	SWITZERLAND Martin Zinnenlauf President Pharmacia AG Lagerstrasse 14 CH-8600 Dübendorf Switzerland Tel ++ 41 1 802 82 80 Email: Martin.Zinnenlauf@pharmacia.com

NETHERLANDS *	NETHERLANDS Joep Rijnierse, Medical Director Pharmacia B.V. Houttuinlaan 4 3447 GM Woerden The Netherlands Tel + 31-348 494 830 Email: joep.rijnierse@pharmacia.com

DENMARK *	DENMARK Torben Andersen Financial Controller Pharmacia A/S Overgade neden Vandet 7 DK-1414 Copenhagen K Denmark Tel: + 45 3264 8910 Email: torben.andersen@pharmacia.com

FINLAND *	FINLAND Paavo Peltosaari Marketing Manager Pharmacia Finland Rajatorpantie 41 C, 01640 Vantaa, Finland Tel +358-9-85207 234 e-mail paavo.peltosaari@pharmacia.com.

NORWAY *	NORWAY Rolf Overby Product Manager Pharmacia Norway AS Lilleakerveien 2 B N-0283 Oslo Norway Tel +47 24 09 39 07 Email: rolf.overby@pharmacia.com

PORTUGAL *	PORTUGAL Catarina Marcelino/Ofelia Sardo Portugal-Pharmacia Avenida do Forte, n°3 3795 Carnaxide, Portugal Tel: +351 21 424 92 00 Email: catarina.marcelino@pharmacia.com

SPAIN *	SPAIN Ines Salgado Spain-Pharmacia Antonio Lopez, 109 E-28026 Alcala de Henares (Madrid), Spain Tel: +34 1 889 3850 Email: ines.salgado@pharmacia.com

Appendix VI

List of Patents

*

Appendix VII

List of Trademarks

*

Appendix VIII

List of Copyrights

None.

Exhibit A

ASSIGNMENT OF PATENTS AND PATENT APPLICATIONS

WHEREAS, Pharmacia AB, a Swedish corporation (“Pharmacia”) or its Affiliates (as defined herein), is the owner of all right, title and interest in the Territory (as defined herein) to the patents and applications to register any patents necessary for the manufacture of the Product (as defined herein) and/or used by Pharmacia or any of its Affiliates primarily in connection with the Product including those set forth on Schedule A; and

WHEREAS, Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”), is desirous of acquiring all such right, title and interest in such Product patents and patent applications.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pharmacia does hereby assign, sell and transfer unto Celltech all right, title and interest in the Territory in and to the patents necessary for the manufacture of the Product and/or used by Pharmacia or any of its Affiliates primarily in connection with the Product and any registrations or applications to register such patents in the Territory (or any part of it), including without limitation those set forth on Schedule A hereto, including any continuations, continuations-in-part, reissues, divisions or extensions thereof (collectively the “Patents and Patent Applications”), together with all common law and statutory right, title and interest in and to the Patents and Patent Applications and all rights of registration, maintenance, renewal and protection of the Patents and Patent Applications, including all rights of recovery and of legal action for past infringements and of opposition and/or cancellation proceedings for protection of the Patents and Patent Applications (and any patent(s) issuing with respect thereto).

This Assignment of Patents and Patent Applications Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of that jurisdiction’s or of any other jurisdiction’s choice of law principles that would lead to a contrary result). The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in New York, New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Assignment of Patents and Patent Applications Agreement or the transactions contemplated hereby. The parties acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York, New York or by certified mail.

As used in this Assignment of Patents and Patent Applications Agreement the term “Affiliate” means any entity controlling, controlled by or under common control with Pharmacia, where “control” shall mean (a) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to elect or appoint a majority of the board of directors or other governing body of such entity, or (b) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever, the term “Product” means the pharmaceutical product sold under the brand name Dipentum® and containing the active ingredient olsalazine, including all formulations and presentations thereof, and the term “Territory” means all of the following countries: France,

Belgium, Italy, Germany, United Kingdom, Iceland, Ireland, Sweden, Austria, Switzerland, Netherlands, Denmark, Finland, Greece, Norway, Spain and Portugal.

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IN WITNESS WHEREOF, Pharmacia, by its duly authorized officer, has executed this Assignment of Patents and Patent Applications, as an instrument under seal, on this      day of September 2002.

PHARMACIA AB

By:
Name: Title:

The foregoing assignment of the Patents and Patent Applications by Pharmacia to Celltech is hereby accepted as of the      day of September, 2002.

CELLTECH PHARMACEUTICALS LTD.

By:
Name: Title:

Schedule A

Patents and Patent Applications

PATENTS

*

Exhibit B

ASSIGNMENT OF TRADEMARKS AND TRADEMARK APPLICATIONS

WHEREAS, Pharmacia AB, a Swedish corporation (“Pharmacia”) or its Affiliates (as defined herein), is the owner of all right, title and interest in the Territory (as defined herein) in the trademarks used by Pharmacia or any of its Affiliates primarily in connection with the Product (as defined herein) including those set forth on Schedule A attached hereto, and is the owner of the registrations of, or the applications to register, such trademarks in the Territory (including registrations and applications in any state or at the United States Patent and Trademark Office) identified on such Schedule A; and

WHEREAS, Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”), is desirous of acquiring such trademarks and the registrations and applications thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pharmacia does hereby assign, sell and transfer unto Celltech all right, title and interest in and to the trademarks, registered or unregistered, or service marks used by Pharmacia or any of its Affiliates in the Territory (or any part of it) primarily in connection with the Product and any registrations (including renewals or extensions) or applications to register such trademarks or service marks in the Territory including without limitation those set forth on Schedule A hereto (collectively the “Trademarks, Registrations and Applications”), together with all common law and statutory right, title and interest in and to the Trademarks, Registrations and Applications, all goodwill relating thereto in the Territory, and all rights of registration, maintenance, renewal and protection of the Trademarks, Registrations and Applications, including without limitation all rights of recovery and of legal action for past infringements and of opposition and/or cancellation proceedings for protection of the Trademarks, Registrations and Applications.

This Assignment of Trademarks and Trademark Applications Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of that jurisdiction’s or of any other jurisdiction’s choice of law principles that would lead to a contrary result). The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in New York, New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Assignment of Trademarks and Trademark Applications Agreement or the transactions contemplated hereby. The parties acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York, New York or by certified mail.

As used in this Assignment of Trademarks and Trademark Applications Agreement the term “Affiliate” means any entity controlling, controlled by or under common control with Pharmacia, where “control” shall mean (a) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to elect or appoint a majority of the board of directors or other governing body of such entity, or (b) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever, the term “Product” means the pharmaceutical product sold under the brand name

Dipentum® and containing the active ingredient olsalazine, including all formulations and presentations thereof, and the term “Territory” means all of the following countries: France, Belgium, Italy, Germany, United Kingdom, Iceland, Ireland, Sweden, Austria, Switzerland, Netherlands, Denmark, Finland, Greece, Norway, Spain and Portugal.

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IN WITNESS WHEREOF, Pharmacia, by its duly authorized officer, has executed this Assignment of Trademarks and Trademark Applications, as an instrument under seal, on this      day of September 2002.

PHARMACIA AB

By:
Name: Title:

The foregoing assignment of the Trademarks, Registrations and Applications by Pharmacia to Celltech is hereby accepted as of the      day of September, 2002.

CELLTECH PHARMACEUTICALS LTD.

By:
Name: Title:

Schedule A

Trademarks and Trademark Applications

*

Exhibit C

ASSIGNMENT OF COPYRIGHTS AND COPYRIGHT APPLICATIONS

WHEREAS, Pharmacia AB, a Swedish corporation (“Pharmacia”) or its Affiliates (as defined herein), is the owner of all right, title and interest in the Territory (as defined herein) in the copyrights and applications to register any copyrights used by Pharmacia or any of its Affiliates primarily in connection with the Product (as defined herein) including those set forth on Schedule A; and

WHEREAS, Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”), is desirous of acquiring all such right, title and interest in such Product copyrights and copyright applications.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pharmacia does hereby assign, sell and transfer unto Celltech all right, title and interest in the Territory in and to the copyrights, registered or unregistered, and applications to register copyrights used by Pharmacia or any of its Affiliates primarily in connection with the Product in the Territory (or any part of it) including without limitation those set forth on Schedule A hereto, including the initial term of the copyrights and all renewal or extension terms of the copyrights, as such terms may be extended, whether presently or in the future, and whether vested or contingent (collectively the “Copyrights and Copyright Applications”), together with all common law and statutory right, title and interest in and to the Copyrights and Copyright Applications and all rights of registration, maintenance, renewal and protection of the Copyrights and Copyright Applications, including all rights of recovery and of legal action for past infringements and of opposition and/or cancellation proceedings for protection of the Copyrights and Copyright Applications.

This Assignment of Copyrights and Copyright Applications Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of that jurisdiction’s or of any other jurisdiction’s choice of law principles that would lead to a contrary result). The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in New York, New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Assignment of Copyrights and Copyright Applications Agreement or the transactions contemplated hereby. The parties acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York, New York or by certified mail.

As used in this Assignment of Copyrights and Copyright Applications Agreement the term “Affiliate” means any entity controlling, controlled by or under common control with Pharmacia, where “control” shall mean (a) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to elect or appoint a majority of the board of directors or other governing body of such entity, or (b) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever, the term “Product” means the pharmaceutical product sold under the brand name Dipentum® and containing the active ingredient olsalazine, including all formulations and presentations thereof, and the term “Territory” means all of the following countries: France, Belgium, Italy, Germany, United Kingdom, Iceland, Ireland, Sweden, Austria, Switzerland, Netherlands, Denmark, Finland, Greece, Norway, Spain and Portugal.

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IN WITNESS WHEREOF, Pharmacia, by its duly authorized officer, has executed this Assignment of Copyrights and Copyright Applications, as an instrument under seal, on this      day of September, 2002.

PHARMACIA AB

By:
Name: Title:

The foregoing assignment of the Copyrights and Copyright Applications by Pharmacia to Celltech is hereby accepted as of the      day of September, 2002.

CELLTECH PHARMACEUTICALS LTD.

By:
Name: Title:

Schedule A

Copyrights and Copyright Applications

None

Exhibit D

ASSIGNMENT OF KNOW-HOW

WHEREAS, Pharmacia AB, a Swedish corporation (“Pharmacia”) or its Affiliates (as defined herein), is the owner of all right, title and interest in the Know-How (as defined herein) in the Territory (as defined herein); and

WHEREAS, Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”), is desirous of acquiring all such right, title and interest in such Know-How.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pharmacia does hereby assign, sell and transfer unto Celltech all right, title and interest in the Territory in and to the Confidential Information (as defined herein) and all such things as would be contained within such defined term but for the fact that they are not confidential, including to the extent contained in any Product Approval (as defined herein) owned by Pharmacia or any of its Affiliates, necessary for the manufacture of the Product (as defined herein) and/or used by Pharmacia or any of its Affiliates primarily in connection with the Product (the “Know-How”) in the Territory (or any part of it), together with all common law and statutory right, title and interest in and to the Know-How and all rights of recovery and of legal action for protection of the Know-How.

This Assignment of Know-How Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of that jurisdiction’s or of any other jurisdiction’s choice of law principles that would lead to a contrary result). The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in New York, New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Assignment of Know-How Agreement or the transactions contemplated hereby. The parties acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York, New York or by certified mail.

As used in this Assignment of Know-How Agreement the following terms have the following meanings:

“Affiliate” means any entity controlling, controlled by or under common control with Pharmacia, where “control” shall mean (a) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to elect or appoint a majority of the board of directors or other governing body of such entity, or (b) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever.

“Confidential Information” of a party means (a) any and all confidential or proprietary information of, or concerning, such party, including but not limited to trade secrets, technologies, know-how, research, discoveries, developments, improvements, techniques, data, methods, processes, instructions, formulas, recipes, drawings, specifications, commercial, financial, and technical information, customer or client lists, supplier lists, proprietary software, programs, procedures, documents, computer information and databases, business plans, budget forecasts, business arrangements, information regarding specific transactions, financial information and estimates, and long-term plans and goals; which information is (b) either marked or otherwise designated as confidential or proprietary or the like or disclosed under circumstances that the information would be understood to be confidential by a reasonable person. The term Confidential Information shall not include information that (i) is deemed in writing by the disclosing party to no longer be Confidential Information; (ii) can be shown by the receiving party’s written records maintained in the ordinary course of business to have been, and was, in the possession of the receiving party without any restriction on use or disclosure prior to its disclosure by the disclosing party; or (iii) is lawfully received by the receiving party from a third party without breach of any obligation of confidentiality to the disclosure hereunder. Information that is Derivative of Confidential Information is itself Confidential Information. The terms and existence of this Agreement are hereby deemed Confidential Information.

“Product” means the pharmaceutical product sold under the brand name Dipentum® and containing the active ingredient olsalazine, including all formulations and presentations thereof.

“Product Approval” means any clearance, approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with any individual, general or limited partnership, corporation, limited liability company, association, business trust, joint venture, national, federal, state, prefectual or local government or governmental or administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel (whether or not such arbitrator or arbitration panel is affiliated with or part of any government), business entity or other entity of any kind or nature required by any law, statute, rule, regulation, ordinance, mandatory standard, requirement, ruling or order promulgated by any national, federal, state, prefectual or local government or governmental or administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel (whether or not such arbitrator or arbitration panel is affiliated with or part of any government) for the development, manufacture, importation, distribution, promotion, pricing, marketing or sale of the Product in any country.

“Territory” means all of the following countries: France, Belgium, Italy, Germany, United Kingdom, Iceland, Ireland, Sweden, Austria, Switzerland, Netherlands, Denmark, Finland, Greece, Norway, Spain and Portugal.

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IN WITNESS WHEREOF, Pharmacia, by its duly authorized officer, has executed this Assignment of Know-How, as an instrument under seal, on this      day of September, 2002.

PHARMACIA AB

By:
Name: Title:

The foregoing assignment of the Know-How by Pharmacia to Celltech is hereby accepted as of the          day of September, 2002.

CELLTECH PHARMACEUTICALS LTD.

By:
Name: Title:

Exhibit E

ASSIGNMENT AND ASSUMPTION OF SUPPLY AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of                       , 200    , is between Pharmacia AB, a Swedish corporation (“Pharmacia”), and Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”).

RECITALS

WHEREAS, Pharmacia and are parties to that certain Supply Agreement dated as of May 2, 1984, pursuant to the terms of which * has agreed to exclusively supply Pharmacia throughout the world, and only to Pharmacia throughout the world, with olsalazine, the active ingredient in the pharmaceutical compound Dipentum® (the “Supply Agreement”); and

WHEREAS, pursuant to Section 6.1(d)(i) of the Agreement between Pharmacia and Celltech, dated as of July 23, 2002 (the “Agreement”), Pharmacia, with the consent of *, has agreed to assign the Supply Agreement to Celltech and Celltech desires to accept such assignment pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements contained herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignment of Purchase Agreement. Pharmacia hereby assigns to Celltech, and Celltech hereby accepts, (i) all rights and benefits (the “Assumed Rights”) and (ii) liabilities and obligations of Pharmacia under the Supply Agreement which relate to periods after the date hereof and are to be paid, performed, discharged or satisfied after the date hereof, and which do not arise from any breach or failure to perform by Pharmacia on or prior to the date hereof (the “Assumed Liabilities”). Pharmacia is hereby released from all the Assumed Liabilities provided, however, that Pharmacia shall remain solely liable to * for all liabilities and obligations under the Supply Agreement that are not Assumed Liabilities including without limitation any payment obligations which have accrued prior to the date hereof.

Binding Effect; Purposes. This Agreement shall inure to the benefit of and shall be binding upon Celltech, Pharmacia and their respective successors and assigns.

Counterparts. This Agreement may be executed in counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

Governing Law. This Agreement shall be interpreted and construed under the laws of the State of New York, excluding any conflict-of-law or choice-of-law rules which might lead to the application of the internal laws of another jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been duly executed by the parties hereto as of the date first above written.

PHARMACIA AB

By:
Name: Title:

By:
Name: Title:

CELLTECH PHARMACEUTICALS LTD

By:
Name: Title:

AGREED AND ACCEPTED:

*

By:
Name: Title:

Exhibit F

Transitional Services

1. Product Approvals; Promotion. (a) Pharmacia and Celltech shall work together to transfer the Product Approvals relating to the marketing, distribution and sale of the Product in the Territory. Subject to the other provisions of this Agreement, the transfer of all such Product Approvals must be completed as soon as practicable after the Effective Date.

(b) If requested by Celltech in connection with the transfer of the Product Approvals (i) Pharmacia will give Celltech access to or copies of all Pharmacia’s manufacturing and regulatory files with regard to the Product including without limitation and to the extent possible, such files located at third party suppliers’ facilities and (ii) Pharmacia will jointly attend with Celltech meetings with Drug Regulatory Authorities if required by the Drug Regulatory Authorities solely to discuss the transfer of the Product Approvals. In addition, Pharmacia will provide Celltech with such information in its possession as may be necessary for updating of any Product Approval required by applicable Law as of the Effective Date.

(c) After the Effective Date in any country in the Territory, if legally permissible Celltech shall be permitted (but not required) to market and promote the Product in such country in the Territory. Celltech shall notify Pharmacia of its intent to market and promote the Product in any such country in the Territory and the parties shall work together to promptly transfer such marketing and promotion activities from Pharmacia to Celltech.

2. Manufacturing. Upon reasonable notice and request from Celltech, Pharmacia shall provide Celltech with the scientific and technical assistance and advice and access to Pharmacia’s Product manufacturing technology as reasonably necessary for Celltech to establish manufacturing operations that are capable of producing the Product in accordance with the Specifications and all Product Approvals as soon as practicable after the Purchase Option Closing Date (as defined in the Option Agreement). Upon reasonable notice and request from Celltech, Pharmacia shall also provide consultation with knowledgeable employees of Pharmacia, to the extent available, and training at Pharmacia’s and/or Celltech’s facility, for a period of time sufficient to satisfy Celltech’s management that its personnel are adequately trained in the manufacture of Product.

3. Transfer of Medical Information. In addition to providing the medical information services outlined in Section 9.4(c) of the Agreement, Pharmacia shall work with Celltech to deliver all medical information, including without limitation all data on consumer, physician and pharmacy inquiries relating to the Product in the Territory in Pharmacia’s or its Affiliates’ possession and will provide Celltech with assistance and advice as reasonably necessary to enable Celltech to provide the type and amount of medical information services relating to the Product which Pharmacia heretofore has provided.

4. Performance of Services.

4.1 In providing the Transitional Services, Pharmacia shall make available qualified personnel with knowledge regarding the Product for consultation with Celltech’s representatives, via telephone, correspondence or in person, for the purpose of conveying and transferring information relating to the regulatory regime applicable to the Product and the manufacture and sale of the Product in the Territory. Such consultation shall occur upon reasonable notice during normal business hours.

4.2 Pharmacia will provide the Transitional Services in good faith and with due care consistent with the care that it exercises in the normal performance of such services for itself.

Exhibit G

Distribution Services

1.	Handling of customs requirements

2.	Warehousing space and services

3.	Forecasting of sales to be used by Celltech in determination of forecasts to be provided to Pharmacia for the supply of Product

4.	Processing of customer orders

5.	Shipment of Product to customers

6.	Invoicing and collection of payments from customers

7.	Remittance to Celltech of Net Sales (less the Distribution Fee and out-of-pocket expenses) on a monthly basis within twenty (20) days of the close of each month

8.	Interaction with Governmental Authorities

9.	Product returns

10.	Customers inquiries

Exhibit H

Books and Records

SALES & MARKETING

•	Sales volumes and prices for previous 3 years for each country in the Territory where the Product is sold, including the public price and the list price

•	Marketing plans where available

•	Copies of promotional material where available

•	Copies of publications

•	Training materials if available

•	Details of any involvement with local investigators and thought leaders e.g. clinical trials, speakers programs

•	Details of customer contracts or other agreements

•	Customer lists and recent purchasing history (2002)

•	Information pertaining to any Parallel Import licenses that have been granted

•	Copies of customer complaints

REGULATORY / PHARMACOVIGILENCE

•	The Product licence and regulatory files for each country in the Territorry including all data submitted to the relevant regulatory authority to support the original filing for the Product license and any additional information that has been presented subsequently, including any correspondence with the regulatory authority, any application for price approval in any country in the Territory, and all subsequent correspondence relating thereto

•	Pharmacovigilence reports relating to Dipentum including details of any claims and any period reports to any regulatory authority within the Territory

•	Documents relating to product recalls

•	Product stability information

MANUFACTURING

•	Communications with MCA and FDA over the last three years related to the manufacture of Dipentum or to the manufacturing/control environment of the plant in which Dipentum is produced.

•	Finished Product Specification

•	Process modifications or license variations in last 3 years

•	Details of any supply issues in the last 3 years

•	Details of the QA/QC tests performed on the product

•	Details of any H,S & E issues over the last 3 years related to the production of Dipentum

•	Details of any supply issues in the last 3 years related to excipients and packaging components used in the manufacturing of the Product

•	Insofar as available to Pharmacia, copies of any communications between MCA and/or FDA and * relating to the manufacture of oxalazine

Schedule 6.1(c)

*

Schedule 6.1(d)(ii)

*

Schedule 6.1(d)(iii)

*

Schedule 6.1(e)(i)

*

Schedule 6.1(f)

*

Schedule 6.1(g)

*

Schedule 6.1(h)(ii)

*

Schedule 6.1(h)(iii)

*

Schedule 6.1(g)

*

Schedule 6.1(j)

*

Schedule 6.1(j)(i)

*

Schedule 6.1(1)

*

Schedule 6.1(m)

*